UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Remy International, Inc.
(Name of Registrant as Specified in Its Charter)

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REMY INTERNATIONAL, INC.
April 30, 2014

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2014 Annual Meeting of Stockholders of Remy International, Inc. The meeting will be held on Thursday, June 12, 2014 at 10:00 a.m., Eastern Time, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064. The formal Notice of Annual Meeting and Proxy Statement for this meeting follows this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the Annual Meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the Annual Meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

John J. Pittas
President and Chief Executive Officer

REMY INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2014 Annual Meeting of Stockholders of Remy International, Inc., a Delaware corporation, will be held at 10:00 a.m., Eastern Time, on Thursday, June 12, 2014, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064 for the following purposes:
1.    To elect Brent B. Bickett, Alan L. Stinson and Douglas K. Ammerman as Class II directors, each to serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.    To provide a non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2013 (“say-on-pay”);
3.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and
4.    To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has set April 14, 2014 as the record date for the meeting. This means that stockholders of Remy International, Inc. common stock at the close of business on that date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
All stockholders are cordially invited to attend the Annual Meeting and vote in person. To ensure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials. If you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael L. Gravelle
Senior Vice President, General Counsel and Corporate Secretary

Pendleton, Indiana
April 30, 2014

REMY INTERNATIONAL, INC.
600 Corporation Drive
Pendleton, IN 46064

2014 Annual Proxy Statement

VOTING AND OTHER MATTERS
General Information About Remy International, Inc. and the Annual Meeting
Remy International, Inc., a Delaware corporation, or the "Company", "Remy", "we", "us", or "our", is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. We sell our products worldwide primarily under the “Delco Remy”, “Remy”, “World Wide Automotive”, and "USA Industries" brand names and our customers' widely recognized private label brand names. Our products include new and remanufactured, light-duty and heavy-duty starters and alternators for both original equipment and aftermarket applications, hybrid power technology, and multi-line products, such as constant velocity ("CV") axles, disc brake calipers, and steering gear. These products are principally sold or distributed to original equipment manufacturers (“OEMs”) for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. We sell our products principally in North America, Europe, Latin America and Asia.

On August 14, 2012, Fidelity National Special Opportunities, Inc. (now known as Fidelity National Financial Ventures, Inc. ("FNFV")), a wholly-owned subsidiary of our parent company Fidelity National Financial, Inc., or "FNF", acquired over 50% of the voting power of our outstanding common stock totaling 16,342,508 shares and continued to own such shares of our common stock as of the record date. As a result of FNFV's stock ownership, it will be able to elect all of the director nominees and determine the outcome of all other matters presented to a vote of stockholders.

The accompanying proxy is solicited on behalf of Remy by the Board of Directors, or the "Board", for use at our 2014 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on Thursday, June 12, 2014, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064.

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or the "SEC", that allow publicly-traded companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of this 2014 Annual Proxy Statement and our 2013 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this 2014 Annual Proxy Statement, our 2013 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about April 30, 2014 to all Remy stockholders entitled to vote at the meeting.

Why Did I Receive This Proxy Statement?
The Board is soliciting your proxy to vote at the Annual Meeting because you were a Remy stockholder at the close of business on April 14, 2014, which we refer to as the record date, and therefore you are entitled to vote at the Annual Meeting. This Annual Proxy Statement contains information about the matters to be voted on at the Annual Meeting, and the voting process, as well as information about the Company's directors and executive officers.
Who is Entitled to Vote?
All stockholders of record of Remy International, Inc. common stock as of the close of business on April 14, 2014 are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, 31,995,332 shares of our common stock were issued and outstanding and eligible to vote. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
If, at the close of business on April 14, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.
If, at the close of business on April 14, 2014, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.
How Can I Access the Proxy Materials over the Internet?
You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available, which can be found on your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Our proxy materials are also available on our website at www.remyinc.com.
What is the Purpose of the Annual Meeting?
You will be asked to consider the following proposals at the Annual Meeting:

•
Proposal No. 1 asks you to elect Brent B. Bickett, Alan L. Stinson and Douglas K. Ammerman as Class II directors, each to serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

•	Proposal No. 2 asks you to provide a non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2013 (“say-on-pay”).

•	Proposal No. 3 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.
How Does the Board Recommend I Vote on These Proposals?
The Board recommends that you vote:

1.
"FOR" the election of Brent B. Bickett, Alan L. Stinson and Douglas K. Ammerman as Class II directors, each to serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	"FOR" the approval of the non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2013; and

3.	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.
How Do I Vote?
You may vote using any of the following methods:

•
In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting, even if they have previously returned a proxy, by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a stockholder of record), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the Annual Meeting with your ballot when you vote at the meeting; or

•	By proxy. There are three ways to vote by proxy:

1.	by mail, using the enclosed proxy card and return envelope;

2.	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

3.	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
Even if you expect to attend the Annual Meeting, please vote by proxy to assure that your shares will be represented.
What Does It Mean to Vote by Proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to John J. Pittas, Fred S. Knechtel and Michael L. Gravelle, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted:

•
“FOR” Brent B. Bickett, Alan L. Stinson and Douglas K. Ammerman as Class II directors, each to serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

•	“FOR” the non-binding approval of the compensation paid to our named executive officers for fiscal 2013;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	as the proxy holders deem advisable on such other matters as may properly come before the meeting.
How Many Votes Must Each Proposal Receive to be Adopted?
The following must be received:

•
For Proposal No. 1 regarding the election of director nominees, a plurality of votes of the common stock entitled to vote in person or represented by proxy is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the Annual Meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•
For Proposal No. 2 regarding a non-binding advisory vote on the compensation of our named executive officers for fiscal 2013, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 3 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the NASDAQ Stock Market, brokers, banks, or other nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

As mentioned previously, because FNFV controlled over 50% of the voting power of our outstanding common stock on the record date, it will be able to elect all of the director nominees and determine the outcome of all other matters presented to a vote of stockholders.
What Constitutes a Quorum?
A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
What Happens if Other Matters are Raised at the Meeting?
Although we are not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the Annual Meeting in accordance with the procedures specified in our Amended and Restated Certificate of Incorporation, as currently in effect, and Amended and Restated Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.
Who Will Count the Votes?
Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.
What are Broker Non-Votes and Abstentions? If I Do Not Vote, Will My Broker Vote For Me?
Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote at their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner's proxy at their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
We believe that all the proposals to be voted on at the Annual Meeting, except for the appointment of Ernst & Young LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and No. 2, nominees cannot vote unless they receive voting instructions from beneficial owners. In addition, with respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, abstentions will have the effect of a vote against such proposal, since Delaware law requires that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Please be sure to give specific voting instructions to your nominee, so that your vote can be counted.
Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted on those proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.
May I Revoke My Proxy?
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Who Pays the Cost of Soliciting Proxies?
We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Annual Proxy Statement and the proxy card. Following the mailing of this Annual Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are stockholders of record of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.
CERTAIN INFORMATION ABOUT OUR DIRECTORS
Information About the Nominees for Election
The names of the nominees for election at the Annual Meeting as Class II directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the Annual Meeting are given assuming the nominees are elected.
Nominees for Class II Directors - Term Expiring 2017

Name	Positions held	Age (1)	Director since
Brent B. Bickett	Director and Member of the Compensation Committee	49	2007
Alan L. Stinson	Director	68	2007
Douglas K. Ammerman	Director and Chairman of the Audit Committee	62	2013
(1)    As of April 30, 2014
Brent B. Bickett. Mr. Bickett has served on our Board of Directors since December 7, 2007, and currently serves on the Compensation Committee. Mr. Bickett is President of FNF since December 7, 2013. Previously, Mr. Bickett served as Executive Vice President, Corporate Finance of FNF from 2003 to December 2013. He joined FNF in 1999 as a Senior Vice President, Corporate Finance, and has served as an executive officer of FNF since that time. Mr. Bickett also served as Corporate Executive Vice President, Corporate Finance of Fidelity National Information Services, Inc. ("FIS") from 2006 through June 30, 2012. Since January 1999, Mr. Bickett has had primary responsibility for all merger and acquisition related activities, strategic investments and financing activities for FNF and its operating subsidiaries. Mr. Bickett's qualifications and experience provide our Board of Directors with significant expertise in corporate finance, strategic planning and executive leadership and will benefit our company as we continue to develop and implement our strategic initiatives.
Alan L. Stinson. Mr. Stinson has served on our Board of Directors since December 7, 2007, as Audit Committee chairman from 2008 to November 2013, and as a Compensation Committee member from 2010 to April 2011. Mr. Stinson is a non-executive employee of FNF and he has served in that position since January 1, 2012. Previously, Mr. Stinson served as Executive Vice President of FNF from October 2010 to December 31, 2011, as Chief Executive Officer of FNF from May 2007 to October 2010, and as Co-Chief Operating Officer from October 2006 until May 2007. Mr. Stinson joined FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of FNF from January 1999 until November 2006. Mr. Stinson was also named Chief Operating Officer of FNF in February 2006. Mr. Stinson provides our Board of Directors with significant expertise in finance and accounting and executive leadership.
Douglas K. Ammerman.    Mr. Ammerman has served on our Board of Directors since January 31, 2013 and as Audit Committee Chairman since November 1, 2013. Mr. Ammerman's business career includes almost three decades of service with KPMG LLP until his retirement in 2002. Since 2005, Mr. Ammerman has served as a member of the Board of Directors of FNF, where he also serves as Chairman of the Audit Committee. He is a member of the Board of Stantec Inc. and serves on the Audit and Risk Committee. He also is a member of the Boards of El Pollo Loco, Inc. and William Lyon Homes, Inc., both of which he serves as Chairman of the Audit Committee. From 2005 through March 2012, Mr. Ammerman served as a member of the Board of Directors of Quiksilver, Inc., where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman's qualifications, including 18 years as a partner with KPMG LLP, and experience on the board of directors of other companies provide our Board of Directors with operational, financial, accounting and strategic planning expertise.

Information About our Directors Continuing in Office
The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them are set forth below. Expiration terms of the incumbent directors are also provided.
Incumbent Class III Directors - Term Expiring 2015

Name	Positions held	Age (1)	Director since
William P. Foley II	Director, Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee	69	2007
John H. Weber	Director	58	2006
(1)    As of April 30, 2014
William P. Foley, II. Mr. Foley has served as Chairman of our Board of Directors since December 7, 2007. Mr. Foley has served as Executive Chairman of the board of directors for FNF since October 2006, and prior to that, as Chairman of the Board of its predecessor company since 1984. Mr. Foley also served as Chief Executive Officer of FNF from 1984 until May 2007. Mr. Foley also serves as Vice Chairman of the board of directors of FIS. Mr. Foley also served as the Chairman of the Board of Lender Processing Services, Inc., which was previously part of FNF, from July 2008 until March 2009, and he currently serves as Chairman of the Board of Black Knight Financial Services, Inc., which includes the former Lender Processing Services, Inc. business which was reacquired by FNF on January 2, 2014, and ServiceLink Holdings, LLC. Within the past five years, Mr. Foley has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc. Mr. Foley's qualifications to serve on our Board of Directors include his 26 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining stockholder value and successfully negotiating and implementing mergers and acquisitions.
John H. Weber. Mr. Weber has served on our Board of Directors since January 2006. He has served as Chief Executive Officer of VIA Motors since November 2013. Prior to that, Mr. Weber served as our Chief Executive Officer and President from 2006 to February 2013. Prior to joining us, Mr. Weber served as President, Chief Executive Officer and Director of EaglePicher since July 2001. Prior to that, he had executive positions with GE, Allied Signal, McKinsey, Honeywell, Vickers and Shell. Mr. Weber also serves on the board of directors of Enphase Energy, Inc. and is a member of the Audit Committee and Compensation Committee since June 2013. Mr. Weber holds a Master of Business Administration from Harvard University and a Bachelor of Applied Science in mechanical engineering from the University of Toronto. Mr. Weber provides our Board with more than seven years of experience as our Chief Executive Officer; intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company; and a good understanding of our culture, personnel, and strategies.
Incumbent Class I Directors - Term Expiring 2016

Name	Positions held	Age (1)	Director since
Lawrence F. Hagenbuch	Director and Member of the Compensation Committee and Audit Committee	47	2008
George P. Scanlon	Director and Member of the Nominating and Corporate Governance Committee	56	2012
J. Norman Stout	Director, Chairman of the Compensation Committee and Member of the Audit Committee	56	2007
(1)    As of April 30, 2014
Lawrence F. Hagenbuch. Mr. Hagenbuch has served on our Board of Directors since November 18, 2008 and currently serves as a member of the Audit Committee since November 1, 2013 and member of the Compensation Committee. Mr. Hagenbuch is currently the Chief Operating Officer for J. Hilburn, Inc. Mr. Hagenbuch has served in senior management positions for SunTx Capital Partners, AlixPartners, GE / GE Capital, and American National Can. Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings to our board considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies.
George P. Scanlon. Mr. Scanlon has served on our Board of Directors since October 18, 2012 and currently serves as a member of the Nominating and Corporate Governance Committee. Mr. Scanlon has previously served as Chief Executive Officer of FNF from October 2010 to December 2013. Previously, Mr. Scanlon served as Chief Operating Officer of FNF since June 2010. Prior to that, Mr. Scanlon served as Corporate Executive Vice President, Finance of FIS since February 2008 and became Chief Financial Officer of FIS in July 2008. Prior to joining FIS, Mr. Scanlon served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. On November 9, 2007, Levitt and Sons LLC, a wholly-owned subsidiary of Levitt Corporation, of which Mr. Scanlon was also an executive officer, voluntarily commenced a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Southern District of Florida. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001. Prior to that, Mr. Scanlon worked at Ryder System, Inc. from 1982 to 2000, most recently as Senior Vice President of Planning and Controller. In such capacity, he was responsible for accounting and financial reporting, as well as corporate planning, portfolio analysis and development. During his 18 year tenure at Ryder, Mr. Scanlon held various key financial and corporate finance positions, and was intimately involved in the company's strategic acquisition and divestiture activities. Mr. Scanlon's qualifications bring to our Board of Directors significant expertise in various senior management positions and managing large public companies and will benefit us as we continue to develop and implement our strategic initiatives.
J. Norman Stout. Mr. Stout has served on our Board of Directors since December 7, 2007, and currently serves as Chairman of the Compensation Committee since May 2011 and as a member of the Audit Committee. Since November 2011, Mr. Stout has served as an investment professional with True North Venture Partners. From August 2010 to March 2014, Mr. Stout served as a director and Chairman of the Board of Directors of EF Johnson Technologies, Inc., and he served as interim Chief Executive Officer from August 2010 to November 2010. He previously served as Executive Chairman of Hypercom Corporation from December 2007 until August 2009 and Chairman until the company was sold in August 2011. Mr. Stout served as Chief Executive Officer of Mitel USA from August 2007 through June 2008. He previously served as Chief Executive Officer of Inter-Tel from February 2006 through August 2007 when Inter-Tel was acquired by Mitel USA. Mr. Stout had been with Inter-Tel since June 1998, and had served as Chief Strategy Officer and Chief Administrative Officer prior to becoming Chief Executive Officer. Mr. Stout's qualifications bring to our Board of Directors over 25 years of experience in senior management positions concentrating on strategic business growth and maximizing profitability.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated Brent B. Bickett, Alan L. Stinson and Douglas K. Ammerman for election as Class II directors for a three-year term expiring at the 2017 Annual Meeting of Stockholders or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Bickett, Stinson and Ammerman currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees will be unable or will decline to serve as directors.
OUR BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a) promulgated thereunder, we are asking our stockholders to provide, in a non-binding advisory vote, a vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This advisory vote on executive compensation is commonly referred to as a “say-on-pay" vote.
Summary
We currently hold our say-on-pay vote every year. 98% of the votes cast at our 2013 annual meeting approved our “say-on-pay” proposal. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation Committee of the Board (which we refer to as the Compensation Committee) believe that our current executive compensation programs directly link the compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation philosophy is described in detail in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company's stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2014 proxy statement, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board of Directors, although the Compensation Committee and the Board of Directors will consider the outcome of this vote when making compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE ABOVE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2013, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP, or "EY", our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2014. Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, as a matter of good corporate governance, we are submitting the selection of EY to our stockholders for ratification of such appointment. If our stockholders do not ratify the Audit Committee's selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm. We anticipate that representatives of EY will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Aggregate fees billed by EY for services rendered to us during fiscal years ended December 31, 2013 and 2012 were as follows:

(In thousands of dollars)	2013	2012

Audit Fees	$3,092	$2,641
Audit-Related Fees	191	74
Tax Fees	102	239
All Other Fees	3	2
Audit Fees. Audit fees consisted principally of fees associated with the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the review of our consolidated financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including billings for out of pocket expenses incurred. For 2013, audit fees also included fees associated with the initial audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. Audit-related fees consisted principally of fees for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements.
Tax Fees. Tax fees consisted principally of fees for tax compliance, tax advice and tax planning services.
All Other Fees. All other fees represented fees for any services not included in the first three categories, which related to a subscription to EY's accounting research tool.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the Audit Committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the Audit Committee, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the Audit Committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our Audit Committee Chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the Audit Committee. Our Audit Committee Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All of the services provided by EY described above under the captions “Audit Fees,” “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Ammerman, Hagenbuch, and Stout are independent directors, as “independence” is defined by the SEC's independence rules and the listing standards of the NASDAQ Stock Market, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Messrs. Foley, Bickett, Scanlon and Stinson are not independent as they are or have been recently employed by or are/have been affiliated with our parent company FNF. In addition, our Board of Directors has determined that Mr. Weber, who was our President and Chief Executive Officer until February 28, 2013, is also not independent.
Under NASDAQ's corporate governance standards, we are classified as a "controlled company", because more than 50% of the voting power for the election of directors is held by FNFV, a wholly-owned subsidiary of our parent company FNF. Since we are a controlled company, we are exempt from NASDAQ requirements that a majority of our Board of Directors, our Compensation Committee and our Nominating and Corporate Governance Committee consist of independent directors.
Classification of our Board of Directors
Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Ammerman, Bickett, and Stinson are Class II directors whose terms will expire at the Annual Meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2017. Messrs. Foley and Weber are Class III directors whose terms will expire in 2015. Messrs. Hagenbuch, Scanlon and Stout are Class I directors whose terms will expire in 2016. There are no family relationships among any of our directors.
Committee Charters, Corporate Governance, and Code of Ethics
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Ethics and Business Conduct. We post on our website, at www.remyinc.com, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, our Code of Ethics and Business Conduct, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive offices set forth in this proxy statement.
Executive Sessions
Executive sessions are required to be held at least twice a year in conjunction with regularly scheduled Board meetings in which independent non-employee directors meet without the presence or participation of management or non-independent directors, in accordance with NASDAQ corporate governance standards. The Board met this requirement in 2013.
Board Committees
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee consists of Messrs. Ammerman, Hagenbuch and Stout, with Mr. Ammerman serving as the chairperson of this committee. The Board of Directors reviewed Mr. Ammerman’s service on the Audit Committee in light of his concurrent service on the audit committees of three other companies. The Board considered Mr. Ammerman’s extensive financial and accounting background and expertise as a former partner of KPMG LLP, his knowledge of our Company and understanding of our financial statements as an experienced director and audit committee member, and the fact that Mr. Ammerman is retired from active employment, and determined that Mr. Ammerman’s service on the audit committees of four public companies, including our Audit Committee, would not impair his ability to effectively serve on our Audit Committee. As contemplated by its written charter, this committee is primarily focused on the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors.

The Audit Committee is responsible for assisting the Board of Directors' oversight of:

•	the quality and integrity of our accounting and financial reporting process, including our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor's qualifications and independence; and

•	the performance of our internal audit function and independent auditor.
The listing standards of the NASDAQ Stock Market require that each issuer have an audit committee of at least three members, and that one independent director (as defined in those listing standards) be appointed to the audit committee at the time of listing, one within 90 days after listing and the third within one year after listing. As we became a NASDAQ-listed company in December 2012, we believe that we have complied with NASDAQ's independence rules for audit committees within the time period prescribed by the listing rules.
The Audit Committee believes that its members are financially literate and are capable of analyzing and evaluating our financial statements. As such, our Board of Directors has deemed each of Messrs. Ammerman, Hagenbuch and Stout to be audit committee financial experts as defined under the applicable rules of the SEC.
Compensation Committee
The Compensation Committee consists of Messrs. Stout, Bickett, and Hagenbuch, with Mr. Stout serving as the chairperson of this committee. This committee's primary responsibilities, as contemplated by its written charter, are:

•	to assist the Board in discharging its responsibilities regarding the establishment and maintenance of our compensation and benefit plans, policies and programs;

•
to review, approve, and evaluate performance against corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and determine and approve the Chief Executive Officer's compensation level based on this evaluation;

•	to make recommendations to the Board with respect to executive compensation, incentive-compensation plans and equity-based plans; and

•
to assist the Board of Directors in discharging its responsibilities regarding compliance with the compensation rules, regulations and guidelines promulgated by NASDAQ and the SEC and with other applicable laws.

On January 11, 2013, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC approved new NASDAQ rules that impose additional independence requirements for compensation committee members. These additional independence rules became effective for our 2014 Annual Meeting, and require the Board to conduct an additional assessment of compensation committee members' ability to be independent from management in connection with their duties as compensation committee members. As mentioned previously, we are a controlled company, which means we are exempt from NASDAQ listing rules requiring that only independent directors serve on the Compensation Committee. As such, Mr. Bickett who is employed by our parent company FNF is not considered to be independent. However, in light of the new NASDAQ independence rules for compensation committee members, the Board conducted the additional assessment and concluded that Messrs. Stout and Hagenbuch, who together constitute a majority of the members of the Compensation Committee, met the additional independence requirements for compensation committee members. See the "Compensation Discussion and Analysis and Executive Compensation and Director Compensation" section below for additional information with respect to the Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Messrs. Foley and Scanlon, with Mr. Foley serving as the chairperson of this committee. This committee's responsibilities, as contemplated by its written charter, are:

•	identifying and selecting qualified candidates to become new members of, or fill any vacancies on, our Board of Directors consistent with criteria approved by the Board;

•
selecting or recommending to the Board of Directors the selection of nominees for election to the Board of Directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	assisting our Board of Directors in the development and review of our Corporate Governance Guidelines and principles applicable to our company; and

•	providing oversight of the evaluation of our Board of Directors.
As mentioned previously, we are a controlled company, which means we are exempt from NASDAQ listing rules requiring that only independent directors serve on the Nominating and Corporate Governance Committee.
Discussion of our Compensation Policies and Procedures as They Relate to Risk Management
We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting this review, we analyzed the structure of our executive, non-officer, and sales incentive programs and the internal controls that are in place for each program. We also reviewed data compiled across our global operations which included our consolidated operating income, operating cash flow, pipeline fulfillment, and total compensation expenses and incentive expenses (including as a percentage of both net sales revenue and total compensation expenses).
We believe that several design features of our executive compensation program mitigate risk. We establish base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of compensation.
With respect to our executives' incentive opportunities, we believe that our use of measurable corporate financial and sales performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee's ability to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the Compensation Committee's review, our ability to recover, pursuant to our clawback policy, overpayments of incentive-based compensation paid under our bonus program and approval of the awards and payments based on the internal and external review of our financials. We also believe that having our long-term incentive awards (stock options and restricted stock) utilize a three-year vesting schedule encourages recipients to deliver incremental and sustainable value to our stockholders and align their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2013 we implemented stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors which help to align the interests of our executives and non-employee directors with our long-term performance and mitigate risk.
With respect to our incentive based compensation for non-executive employees, we believe that our use of clearly communicated and measurable performance goals, operational management oversight and approval, and the regular monitoring by our corporate accounting group and senior management serve to mitigate excessive risk-taking at those levels of the organization.
Board's Role in Risk Oversight
Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
In its oversight role, our Board of Directors' involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management's risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.
Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of our financial statements, our compliance with legal and regulatory matters, the independent auditor's qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating and Corporate Governance Committee oversees governance-related risks, such as board independence.

Board Diversity
Although FNFV holds more than 50% of the voting power for the election of directors, we nonetheless seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.
All of our directors have held high-level positions in business and/or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director's background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.
Board Leadership Structure
We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors.
Director, Employee and Officer Hedging and Pledging Policy
In March 2013, in order to more closely align the interest of our directors and executive officers with those of our stockholders and to protect against inappropriate risk-taking, our Board decided to adopt a hedging and pledging policy which prohibits our employees, officers and directors from engaging in any hedging or monetization transactions with respect to our common stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our common stock. Further, our employees, officers and directors may not engage in short-term or speculative transactions in our common stock that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our employees, officers or directors, including short-term trading, short sales and publicly-traded options. Employees, officers and directors are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Pledges of our common stock arising from certain types of hedging transactions are governed by this policy's prohibition on hedging transactions, as described above. An exception to this prohibition may be granted where a person covered by this policy wishes to pledge our common stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged common stock. Any person seeking an exception from this policy must submit a request for pre-approval to the General Counsel prior to the contemplated transaction and the person should be advised that any sale of stock by the pledgee will be deemed a sale by the pledgor for purposes of the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and the prohibition on insider trading in Rule 10b-5 under the Exchange Act. There have been no instances of hedging nor pledging prior to or subsequent to the effective date of this policy.
Stock Ownership Guidelines
In February 2013, the Compensation Committee established formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our stockholders.
The stock ownership guidelines call for our executive officers, including our named executive officers, and non-employee directors to reach the ownership multiple within four years. Shares of restricted stock and shares gained on the exercise of stock options count toward meeting the guidelines. The guidelines are as follows:

Position	Minimum Aggregate Value
Chief Executive Officer and President	5 x Base Salary
Chief Financial Officer and Chief Operations Officer	3 x Base Salary
Chief Human Resources Officer	2 x Base Salary
General Counsel and Chief Accounting Officer	1 x Base Salary
Members of the Board	5 x Annual Retainer
As mentioned previously, new executive officers and new non-employee directors have four years from the date they are appointed or elected to meet the stock ownership guidelines indicated in the above table. As of April 14, 2014, all of our executive officers and non-employee directors, except those individuals that recently became executive officers and/or directors in the past two years, met the ownership guidelines. Nonetheless, the new individuals are on their way to accruing shares of our common stock to meet their respective targets by their four year anniversaries.

Compensation Committee Interlocks and Insider Participation
Messrs. Bickett, Hagenbuch and Stout served on our Compensation Committee in 2013. During fiscal year 2013, no member of the Compensation Committee was a former or current officer or employee of ours or any of our subsidiaries. Also during 2013, none of our executive officers served as a director or member of the compensation committee of any other entity that had any executive officer who served on our Board of Directors or Compensation Committee.
Board and Committee Meetings
Our Board of Directors met or acted by written consent thirteen times during the fiscal year ended December 31, 2013. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.
During the fiscal year ended December 31, 2013, the Audit Committee met or acted by written consent seven times and the Compensation Committee met or acted by written consent thirteen times. The Nominating and Corporate Governance Committee did not meet or act by written consent in 2013.
Annual Meeting Attendance
We do not, as a general matter, require our directors to attend our Annual Meeting, although each of our directors is invited to attend our 2014 Annual Meeting. None of our directors attended the 2013 Annual Meeting.

Communications with Directors
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Remy International, Inc. c/o Corporate Secretary, at the address listed herein c/o any specified individual director or directors. Any such letters received by the Corporate Secretary are forwarded to the indicated directors.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee, currently consisting of three directors, each of whom are “independent” of our company and management, as independence is defined in applicable listing standards of the NASDAQ Stock Market and the SEC's independence rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company's compliance with legal and regulatory matters, the independent auditor's qualifications and independence, and the performance of our company's independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company's accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the SEC, and amended rules of the NASDAQ Stock Market.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board, and other applicable regulations. This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The committee also discussed with the independent auditor the independent auditor's independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the independent auditor's examinations, its evaluations of our company, our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014.

The report has been furnished by the Audit Committee of our Board of Directors:

Audit Committee

Douglas K. Ammerman (Chairman)
Lawrence F. Hagenbuch
J. Norman Stout

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers follows the table.

Name	Positions held	Age (1)
John J. Pittas	President and Chief Executive Officer	59
Fred S. Knechtel	Senior Vice President and Chief Financial Officer	53
Mark R. McFeely	Senior Vice President and Chief Operations Officer	41
Shawn J. Pallagi	Senior Vice President and Chief Human Resources Officer	56
Michael L. Gravelle	Senior Vice President, General Counsel and Corporate Secretary	52
Barbara J. Bitzer	Vice President and Global Controller	47
(1)    As of April 30, 2014
John J. Pittas. Mr. Pittas joined our company in 2006 and held various senior management positions before being appointed President and Chief Executive Officer in March 2013. Prior to joining Remy, he served as president of the Wolverine Specialty Materials division of EaglePicher Automotive. Throughout his career, Mr. Pittas has held progressive positions with Honeywell, UOP and ARI Technologies, and has extensive experience in manufacturing leadership, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementation. Mr. Pittas has a Bachelor of Science in chemical engineering from Notre Dame.
Fred S. Knechtel. Mr. Knechtel joined Remy in November 2009 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Knechtel was Chief Financial Officer at Stanley Bostitch, a $550 million division of Stanley Works since 2007. From 2005 to 2007, Mr. Knechtel was Chief Financial Officer and Controller of DuPont Teijin Films—North America. His prior work experience includes financial positions with Northrop Grumman, Stern Stewart and Millennium Chemicals. Mr. Knechtel holds a Bachelor of Engineering in mechanical engineering from Stony Brook University and a Master of Business Administration in finance from Hofstra University.
Mark R. McFeely. Mr. McFeely joined our company in April 2012 as Senior Vice President and Chief Operations Officer of Remy International, Inc. after serving as Vice President, Operations of Meggitt Safety Systems Inc. since 2011. Mr. McFeely has over 16 years of business experience in operations which included engineering, supply chain, planning, and sales and marketing. Mr. McFeely held several operations leadership positions within divisions of Danaher Corporation from 2005 to 2011, including General Manager/Director of Jacobs Vehicle System Asia, General Manager and Vice President, Global Operations of Kollmorgen Vehicle Systems, and General Manager/Plant Manager of Pacific Scientific. Prior to 2005, Mr. McFeely held several operations and business development leadership positions at Honeywell International Inc. and the Federal Emergency Management Agency. He received a bachelor’s degree from Colorado State University and his Master of Business Administration degree from Penn State University.
Shawn J. Pallagi. Mr. Pallagi joined the Company in November 2011 as Vice President of Human Resources. He was appointed as Senior Vice President and Chief Human Resources Officer effective January 1, 2013. Mr. Pallagi has over 35 years of experience. Prior to joining the Company, Mr. Pallagi was engaged in executive level management and human resources consulting from 2010 through 2011. Mr. Pallagi previously served in several management positions for General Motors Corporation, including Executive Director of Human Resources of Global Manufacturing and Labor Relations from 2005 through 2010. Mr. Pallagi has a Bachelor of Science in Business Administration from Western Michigan University.
Michael L. Gravelle. Mr. Gravelle has served as Corporate Secretary of Remy since 2009 and became Senior Vice President, General Counsel and Corporate Secretary of Remy in January 2013. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since 2010 and served in the capacity of Executive Vice President, Legal since 2006 and Corporate Secretary since 2008. Mr Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle has Juris Doctor and Bachelors degrees in Business Administration and Economics from Southern Methodist University.
Barbara J. Bitzer. Ms. Bitzer served as a consultant to the Company from 2006 through 2008, and again from 2010 through 2012 before assuming her current position on January 1, 2013. Ms. Bitzer also served as a principal of Simons Bitzer & Associates, PC, providing executive level finance consulting for companies in various industries, including manufacturing, service and non-profit, from 2005 through 2012. Ms. Bitzer obtained a Bachelor of Science in Accounting from the University of Evansville, and is a Certified Public Accountant licensed in the state of Indiana.
COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION
In this compensation discussion and analysis, we discuss our named executive officers' compensation, including the objectives of our compensation programs and the rationale for each element of compensation. Our named executive officers in 2013 were:

•	John J. Pittas, President and Chief Executive Officer

•	Fred S. Knechtel, Senior Vice President and Chief Financial Officer

•	Mark R. McFeely, Senior Vice President and Chief Operations Officer

•	Shawn J. Pallagi, Senior Vice President and Chief Human Resources Officer

•	Edward J. Neiheisel, Senior Vice President, Business Development and Global Alliances

•	John H. Weber, Director and Former President and Chief Executive Officer
Effective March 1, 2013, as part of our previously disclosed announcement on the succession planning process involving our Chief Executive Officer, Mr. Pittas was promoted to President and Chief Executive Officer. Mr. Pittas has held various executive management positions during his seven years at Remy and has a wealth of experience in manufacturing, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementations. As part of his promotion, Mr. Pittas' base salary was increased to $600,000, his 2013 annual incentive opportunity at target was increased to 100% of his base salary, and his 2013 equity incentive grant was valued at $1,800,000.
Mr. Weber transitioned from his position as President and Chief Executive Officer in February 2013, but remained as a non-employee member of our Board of Directors.
On January 7, 2014, the Company announced it was eliminating the Senior Vice President, Business Development and Global Alliances position, and Mr. Neiheisel’s employment was terminated effective December 31, 2013.
The Compensation Committee of our Board of Directors administers our executive compensation program. The Compensation Committee has responsibility for establishing our compensation philosophy, setting compensation for our Chief Executive Officer and reviewing and approving compensation for our other named executive officers, upon the recommendation of our Chief Executive Officer.
The Compensation Committee believes that our compensation program should attract and retain individuals who hold key leadership positions and motivate those leaders to perform in the interest of promoting our sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees. For 2013, our named executive officers' compensation consisted of base salary, an annual cash incentive, and long-term equity awards (restricted stock and stock options) that vest over a three-year period. We also provide our named executive officers other benefits consistent with those provided to other salaried employees, and some very limited benefits beyond those normally provided to salaried employees.
While we strive to maintain a consistent approach to our executive compensation programs from year to year, we periodically review our compensation programs and make adjustments that are believed to be in the best interests of the Company and our stockholders. As part of this process, we review compensation trends and consider what is thought to be current best practice with groups such as Institutional Shareholder Services ("ISS") and Glass Lewis and Co, LLC. ("Glass Lewis"), and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.
To that end, some of the other improvements made and actions taken in recent years by our Compensation Committee or full Board of Directors include the following:

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•	not having any single-trigger severance provisions that provide for payments upon a voluntary termination of employment following a change in control;

•	no future excise tax gross ups on executive benefits;

•	adopting for our bonus program the ability to “clawback” any overpayments of incentive-based or share-based compensation that were attributable to restated financial results;

•	adopting a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers;

•
achieving a high level of disclosure transparency, where our stockholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•
requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock - that is, no payment of dividends until the restricted stock vests;

•	using a shorter expiration period for our stock options: we use a seven year expiration period for new grants rather than a ten year expiration period;

•	adopting a policy where annual grants of stock options and restricted stock will utilize a vesting schedule of not less than three years;

•	separating the Chief Executive Officer and Chairman of the Board of Directors into two positions;

•	completing a “risk assessment,” as required under the rules of the SEC;

•	adopted a hedging and pledging policy for employees, directors and officers;

•	using an independent compensation consultant who reports solely to our Compensation Committee, and who does not provide services other than executive compensation consulting; and

•	adopting stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors.
As part of our compensation governance program, we also observe the following practices:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation;

•
the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon stockholder approval or other pre-consummation events.

Allocation of Total Compensation for 2013
Beginning in 2011, the emphasis of our compensation program shifted from annual cash incentive opportunities to long-term incentive opportunities in the form of stock-based awards (including in 2013 stock options). The following table compares our named executive officers' 2013 base salaries, target annual incentive opportunities and target long-term incentive opportunities as compared to the prior year.

	Base salary (1)			Target annual incentive opportunity (2)			Target long-term incentive opportunity (3)
Name	2012 ($)	2013 ($)	% Change	2012 ($)	2013 ($)	2013 (% of salary)	2012 ($)	2013 ($)
John J. Pittas (4)	434,500	573,333	32%	308,000	552,800	96%	1,250,000	1,800,000
Fred S. Knechtel	296,250	318,333	7%	180,000	190,981	60%	900,000	900,000
Mark R. McFeely (5)	200,677	298,333	49%	142,984	208,811	70%	500,000	700,000
Shawn J. Pallagi	250,000	300,000	20%	112,500	165,000	55%	300,000	400,000
Edward J. Neiheisel (6)	275,000	287,500	5%	137,500	161,534	56%	250,000	350,000
John H. Weber (7)	938,125	158,333	(83)%	1,425,000	—	—%	3,000,000	—

(1)
2012 base salary levels reflect a voluntary temporary 3% salary reduction from July 1, 2012 through November 30, 2012. Except for Mr. Weber, the 2013 base salary levels reflect adjustments as approved by the Compensation Committee in accordance with each executive's amended employment agreement.

(2)	Reflects target incentive opportunity under the Annual Incentive Bonus Plan ("AIBP"), based on the executive's base salary.

(3)
Reflects the dollar value of the long-term incentive grants. In 2012, the grants were made in the form of restricted stock with performance- and time-based vesting conditions. In 2013 the grants included restricted stock with performance- and time-based vesting conditions and stock options with time-based vesting conditions.

(4)
Mr. Pittas' 2013 base salary and target annual incentive opportunity were pro-rated for his service as our Senior Vice President and Chief Commercial Officer (for the first two months of the fiscal year) and for his service as our President and Chief Executive Officer (for the remainder of the fiscal year).

(5)	Mr. McFeely's employment began on April 9, 2012, thus his 2012 base salary and target annual incentive opportunity were pro-rated for the time served.

(6)
Mr. Neiheisel's employment terminated on December 31, 2013. In accordance with his severance agreement, as discussed below, he was entitled to a 2013 annual cash incentive bonus at target and an annual cash incentive bonus based on actual achievement of certain performance targets as described under "Annual Incentive Bonus Plan" below.

(7)
Mr. Weber's employment terminated on February 28, 2013, thus his 2013 base salary was pro-rated for his service as our President and Chief Executive Officer through that date. Mr. Weber was not eligible to receive a 2013 annual incentive cash incentive or a long-term incentive grant as an employee. However, following his termination of employment, Mr. Weber did receive compensation as a non-employee director in the same manner as our other non-employee directors which is further described under the section "Director Compensation" below.

Our approach to compensating our named executive officers in 2013 is consistent with the approach we took in 2012, with an emphasis on performance-based incentives. For example, in February 2013, we granted restricted stock awards with terms that were substantially similar to the terms of the 2012 restricted stock grants described below. In addition, we also granted nonqualified stock options at the same time to help tie our named executive officers' long-term financial interests to the long-term financial interests of our stockholders as stock options are worth nothing unless our stock price appreciates in value and maintains such appreciated value after the vesting date.

The grant date fair values of the 2013 grants are shown above. The following table sets forth each component of our named executive officers' 2013 compensation as a percentage of total compensation. The percentages below are based on the 2013 amounts reflected in the "Summary Compensation Table" listed below.

	Salary	Annual Cash Incentive	Time- and Performance-Based Restricted Stock	Stock Options	Pension	All Other Compensation	Total Compensation
John J. Pittas (1)	20.9%	12.2%	46.0%	19.7%	—%	1.2%	100%
Fred S. Knechtel	23.5%	8.5%	46.5%	19.9%	—%	1.6%	100%
Mark R. McFeely	26.1%	11.1%	42.9%	18.4%	—%	1.5%	100%
Shawn J. Pallagi	36.8%	12.3%	34.4%	14.7%	—%	1.8%	100%
Edward J. Neiheisel (2)	18.0%	6.1%	15.3%	6.6%	—%	54.0%	100%
John H. Weber (3)	2.2%	—%	—%	—%	—%	97.8%	100%

(1)
Mr. Pittas' 2013 compensation includes his service as our Senior Vice President and Chief Commercial Officer (for the first two months of the fiscal year) and for his service as our President and Chief Executive Officer (for the remainder of the fiscal year).

(2)
Mr. Neiheisel's employment terminated on December 31, 2013. In accordance with his employment agreement, he was entitled to a lump sum cash payment consisting of his 2013 base salary and 2013 annual cash incentive bonus at target. In addition, Mr. Neiheisel was also entitled to an 2013 annual cash incentive bonus based on actual achievement of certain performance targets as described under "Annual Incentive Bonus Plan" below.

(3)
Mr. Weber's employment terminated on February 28, 2013. Thus his 2013 compensation includes time served through that date as our President and Chief Executive Officer prior to his termination and benefits pursuant to his Transition, Noncompetition and Release Agreement, effective January 31, 2013. As mentioned previously, following Mr. Weber's termination of employment, he also received compensation as a non-employee director in the same manner as our other non-employee directors, which is further described under the section "Director Compensation" below. Mr. Weber's 2013 non-employee director compensation is reflected in the All Other Compensation percentage in the above table. In accordance with SEC rules, because the 2013 negative change in the actuarial present value of Mr. Weber's 2013 SERP benefit obligation exceeded the 2013 SERP quarterly payments that Mr. Weber received, no amount is listed in the table above.

Role of Executive Officers and Compensation Consultant in Compensation Decisions
The allocation of our named executive officers' compensation among the various components, and determinations regarding compensation levels and opportunities, is not formulaic. It reflects the Compensation Committee's business judgment, which is influenced by a number of objective and subjective considerations, including consideration of how other companies compensate their named executive officers as reflected in marketplace data provided by the Compensation Committee's compensation consultant, judgments about the relative amounts of regularly paid fixed compensation and variable stock-based and cash-based incentives that are needed to attract and retain talented and experienced executive officers, subjective judgments about the relative skills, experience, and past performance of the named executive officers and their roles and responsibilities within the organization, and judgments about the extent to which the named executive officers can impact the company-wide performance and creation of long-term stockholder value. Further discussion of the specific objectives behind each of the components of our named executive officers' compensation is below.

The Compensation Committee receives assistance from our corporate human resources department with respect to historical data, and may, from time to time, solicit advice from outside consultants in determining marketplace compensation amounts, standards and trends. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the other named executive officers' compensation. The Compensation Committee makes the final determination on the compensation of the Chief Executive Officer and the other named executive officers. The Compensation Committee also has the authority to solicit advice from legal, compensation, accounting or other consultants as it deems necessary.
The Compensation Committee engaged Strategic Compensation Group LLC, an independent compensation consultant, to provide market data on executive compensation levels and advice on incentive design considerations in 2013. In connection with this engagement, the Compensation Committee instructed Strategic Compensation Group LLC to provide general advice on compensation trends and alternatives as well as specific design recommendations and compensation levels. Strategic Compensation Group LLC was selected by and reports directly to the Compensation Committee, receives compensation only for services related to executive compensation issues, and neither the firm nor any of its affiliated companies provides any other services to us.
Consideration of Results of Stockholder Advisory Vote and Frequency Vote on Executive Compensation
At the Annual Meeting of Stockholders held in June 2013, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation paid to our named executive officers for fiscal 2012 (a “say-on-pay” proposal) and to determine the frequency of the say-on-pay advisory vote (a “say-on-frequency” proposal). At that meeting, 98% of the votes cast for the say-on-pay proposal were voted in favor of the proposal, and 96% of the votes cast for the say-on-frequency proposal were voted in favor of an annual frequency with which we will solicit future non-binding advisory votes on the compensation of our named executive officers. After considering these results, our Board of Directors and its Compensation Committee believe this affirms stockholders’ support of our approach to executive compensation and, therefore, the Compensation Committee has continued to utilize the same policies and to apply the same principles in its decision making and did not make any fundamental changes to the structure of our compensation plans, other than granting a portion of the 2013 equity compensation paid to our named executive officers (other than Mr. Weber) in the form of stock options. Although these stockholder votes are advisory and non-binding in nature, our Board and its Compensation Committee will continue to consider the outcome of our annual say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of Executive Compensation of Our Named Executive Officers in 2013
For fiscal 2013, the compensation of our named executive officers consisted of four elements briefly summarized below:

Type of Compensation	Objective	Key Characteristics
Base Salary	To attract and retain executive talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Provide a fixed level of cash compensation for the executive's performance of day-to-day responsibilities.

Annual Cash Incentive Bonus
Cash incentives under the Remy annual incentive bonus plan are designed to motivate our named executive officers to work towards improving our performance for the fiscal year, drive long-term growth in stockholder value and help attract and retain key executive talent.
Annual cash payout based on achievement of specified performance targets as determined by the Board and Compensation Committee for the current fiscal year and future periods.

Long-term Equity Incentives
To align significant portions of executive compensation to our long-term performance as measured by objectives and performance targets. This component serves to promote an ownership culture, as well as attract, motivate and retain key executive talent.

Annual grants of stock options with three-year vesting based on continued service.
Annual grants of restricted stock with three-year vesting based on continued service and three-year vesting based on achievement of specified performance targets as determined by the Board and Compensation Committee.

Other Benefits	To provide reasonable, market comparable benefits intended to attract, motivate and retain key executive talent.
Named executive officers participate in company-wide health and welfare and time-off benefit plans that are generally available to all eligible employees.
In addition, we offer our executives employer matching contributions under a safe harbor 401(k) defined contribution plan and provide basic life insurance, salary continuation and annual executive physicals.

Base Salary
We intend for the named executive officers' base salaries to provide a level of assured, regularly-paid, cash compensation. The named executive officers' base salary levels are set forth in their employment agreements. The agreements specify that their base salary levels may not be decreased. During 2013, our Compensation Committee amended the employment agreements of our named executive officers as part of its annual review, increasing their respective base salaries as indicated above.
Annual Incentive Bonus Plan
In March 2011, the Compensation Committee approved an Annual Incentive Bonus Plan ("AIBP") for 2011 and future years, under which employees selected by the Compensation Committee are eligible to participate. The Compensation Committee will establish the performance objective or objectives each year for the participants’ awards, which will be based upon one or more of the following performance measures: earnings per share, EBITDAR (as defined in the Omnibus Incentive Plan), economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), net sales (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, inventory or capital turn, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee has discretion to adjust the amount of any incentive award that would otherwise be payable to a participant; provided, however, that incentive awards which would be subject to section 162(m) of the Internal Revenue Code may not be adjusted upward, although the Compensation Committee may, in its discretion, adjust those incentive awards downward. Awards that are not intended to qualify for the performance-based compensation exception to section 162(m) of the Internal Revenue Code may be based on these or such other performance measures as the Compensation Committee may determine. The maximum incentive award that may be paid under the AIBP to a participant during any fiscal year is $4,000,000.
The AIBP plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year, and it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout. The plan also allows for individual performance adjustments of plus/minus 25%, provided that the sum of all adjustments does not exceed the original sum of the total payout attainment of the incentive pool.

In the first quarter 2013, the Compensation Committee established the performance measures, the weightings between the measures, threshold, target and maximum goals for each measure, and the annual incentive amounts that will be earned by each named executive officer depending on the extent to which the performance goals are achieved. Operating income, cash flow, and pipeline fulfillment were selected as the 2013 performance measures in order to focus our named executive officers on profitable growth, the efficient use of our cash and generation of new original equipment business over the period from 2013-2017. The adjustments made in calculating the incentive plan adjusted operating income, cash flow, and pipeline fulfillment are discussed below. The 2013 operating income, cash flow, and pipeline fulfillment targets and results under the AIBP were as follows:

Adjusted Operating Income (payout weighting 60%)				Adjusted Cash Flow (payout weighting 30%)				Pipeline Fulfillment (payout weighting 10%)

Threshold (0% payout)	Target (100% payout)	Maximum (150% payout)	Adjusted Result (1)(4)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Adjusted Result (2)(4)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Adjusted Result (3)(4)
$96.5	$114.6	$123.3	$96.7	$65.9	$73.2	$80.5	$81.1	$67.0	$117.0	$167.0	$367.0
(1) The Adjusted Operating Income result represents a 0.8% attainment, which at a 60% weighting equaled a 0.5% payout.
(2) The Adjusted Cash Flow result represents a 150.0% attainment, which at a 30% weighting equaled a 45.0% payout.
(3) The Pipeline Fulfillment result represents a 150.0% attainment, which at a 10% weighting equaled a 15.0% payout.
(4) The actual cumulative payout related to the 2013 AIBP was 60.5% (0.5% + 45.0% + 15.0%).
The table above reflects certain adjustments to offset the impact of necessary, but unbudgeted, strategic decisions because our named executive officers' compensation should not be impacted by events that do not reflect the underlying operating performance of the business. The adjustments were approved in accordance with the AIBP Plan by the Compensation Committee at its February 27, 2014 meeting as one-time adjustments for items that were not included in our annual operating plan. We adjusted actual operating income by $7.7 million to reflect the effect of adjustments such as a lump sum cash payment of $7.0 million to Mr. Weber in connection with his Transition, Noncompetition and Release Agreement and certain legal and tax strategy expenses. We also adjusted actual operating cash flow down by $1.0 million to reflect the effect of plan adjustments, partially offset by the lump sum cash payment of $7.0 million to Mr. Weber. The incentive plan adjusted operating income, cash flow, and pipeline fulfillment threshold, target and maximum levels were chosen based upon our business plan for 2013 as approved by our Board of Directors.
An executive's threshold and maximum annual incentive opportunity is 20% and 150%, respectively, of the executive's target annual incentive opportunity. The threshold, target and maximum payment opportunities under our AIBP and the amount of our named executive officers' 2013 incentive awards based on the 2013 performance results are all reflected in the table below.

Name	Threshold (1) ($)	Target ($)	Maximum ($)	Actual 2013 Incentive Earned (2) ($)
John J. Pittas (3)	110,560	552,800	829,200	334,444
Fred S. Knechtel	38,196	190,981	286,472	115,543
Mark R. McFeely	41,762	208,811	313,217	126,331
Shawn J. Pallagi	33,000	165,000	247,500	99,825
Edward J. Neiheisel (4)	32,307	161,534	242,301	97,728

(1)
The Threshold column represents the minimum payout of 20% of each named executive officer's Target opportunity based on 0% attainment for operating income (60% weighting), 50% attainment for cash flow (30% weighting) and 50% attainment for pipeline fulfillment (10% weighting).

(2)	As calculated above, amounts in this column represent a 60.5% cumulative payout of the executive's target opportunity.

(3)
Mr. Pittas' 2013 annual incentive earned was pro-rated for his service as our Senior Vice President and Chief Commercial Officer (for the first two months of the fiscal year) and for his service as our President and Chief Executive Officer (for the remainder of the fiscal year).

(4)
Mr. Neiheisel's employment terminated on December 31, 2013. In accordance with his employment agreement, he was entitled to receive his actual 2013 annual cash incentive bonus based on actual achievement of certain performance targets as described under "Annual Incentive Bonus Plan" above.

All incentive bonus targets were based on provisions in the executives' employment agreements, as may be amended from time to time. These agreements were originally entered into in 2010, with the exception of Messrs. Neiheisel, McFeely and Pallagi whose employment agreements were effective on March 16, 2011, April 9, 2012 and January 1, 2013, respectively, with annual cash bonus targets as a percentage of the executive's base salary approved by the Compensation Committee. Other than with respect to Mr. Weber, the agreements with our named executive officers were amended in 2013, as described below under the "Grants of Plan-Based Awards" table. When we entered into these employment agreements and related amendments with our named executive officers, we established new target cash incentive opportunities for the then current year and future years as the focus of our named executive officers' compensation shifted to long-term stock-based incentive opportunities.

Long-term Equity Incentives
Omnibus Incentive Plan
In October 2010, the Board of Directors approved a new stock incentive plan called the Remy International Inc. Omnibus Incentive Plan, which we refer to as the Omnibus Incentive Plan. The Omnibus Incentive Plan was amended as of March 24, 2011. The following describes the Omnibus Incentive Plan as amended.
The Omnibus Incentive Plan permits our Compensation Committee to grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or share based awards. Our employees, non-employee directors and consultants are eligible to participate. Actual participation, as well as the terms of the awards to those participants, will be determined by the Compensation Committee who administers the plan.
Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan provides that the maximum number of shares of our common stock that may be delivered pursuant to awards under the plan is 5,500,000. Awards of restricted stock in respect of 2,033,961 shares have been granted under the Omnibus Incentive Plan through December 31, 2013, which leaves 3,466,039 shares available for future awards as of December 31, 2013. Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan contains the following limitations under the plan for awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of section 162(m) of the Internal Revenue Code: the maximum number of our shares with respect to which stock options may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of stock appreciation rights that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which restricted stock units may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum amount of compensation that may be paid with respect to performance units awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; the maximum amount of compensation that may be paid with respect to other awards awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; and the maximum dividend or dividend equivalent that may be paid to any participant in any fiscal year is $4,000,000.
The Compensation Committee may specify that the attainment of performance measures will determine the degree of granting, vesting and/or payout with respect to awards that the committee intends to qualify for the performance-based exception from the tax deductibility limitations of section 162(m) of the Internal Revenue Code. If the Compensation Committee determines to grant these types of performance-based awards, it may grant them subject to the attainment of the following performance measures: earnings per share, EBITDAR (as defined in the plan), economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), net sales (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to the performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or dividend equivalents) that are not intended to qualify for the performance-based exception under section 162(m) may be based on these or such other performance measures as the Compensation Committee may determine. Achievement of performance goals in respect of awards intended to qualify under the performance-based exception will be measured over a performance period, and the goals will be established not later than 90 days after the beginning of the performance period or, if less than 90 days, the number of days that is equal to 25% of the relevant performance period applicable to the award. The Compensation Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards that are designed to qualify for the performance-based exception may not be adjusted upward (the committee may, in its discretion, adjust those awards downward).
2013 Long-term Equity Awards
The equity awards granted in 2013 were under the Omnibus Incentive Plan and in the form of restricted shares of Remy common stock and stock options. With respect to Mr. Weber, he was not entitled to receive any equity awards as an executive employee in 2013 as his employment was terminated effective February 28, 2013. However, following his transition to a non-employee director, Mr. Weber received long-term equity grants for his services as a non-employee director in the same manner as our other non-employee directors as discussed under the section "Director Compensation" below. Refer to the "Grants of Plan Based Awards" table below for the 2013 equity grants made to each of our named executive officers.
The restricted stock awards granted to our named executive officers during 2013, except for Mr. Weber, vest in one-third increments on the first three anniversaries of the grant date, with vesting on 50% of the award based upon continued service and the other 50% based upon the achievement of annual operating income results for fiscal years 2013, 2014 and 2015 as follows:

2013 - 2015 Operating Income Targets:
(In millions)	Minimum Amount	Target Amount
2013 Operating Income	$86.3	$101.5
2014 Operating Income	$99.7	$117.3
2015 Operating Income	$108.5	$127.6

No performance vesting occurs if the minimum operating income amount is not achieved for that year. The performance awards vest annually in one-third increments as follows: 50% if the minimum operating income amount is achieved for that year, 100% if the target operating income amount is achieved, and pro rata for operating income between minimum and target. If operating income for any particular performance period exceeds the target amount, the excess is carried forward, but not backward, to the following year's performance achievement. As noted above in the section "Annual Incentive Bonus Plan," our equity incentive plan adjusted operating income for 2013 was $96.7 million. As a result, 84.07% of the performance portion of the 2013 grant of restricted stock awards that was eligible to vest based on our performance in 2013, subject to continued employment, vested as our adjusted operating income performance was $4.8 million below the target amount.

The stock options granted during 2013 under the Omnibus Incentive Plan were nonqualified stock options that vest annually in one-third increments on the first, second and third anniversaries of the date of grant, based on continuous service. The stock options have an exercise price of $18.50, which was the closing price of our common stock as reported on the NASDAQ Stock Market on the grant date. The stock options also have a maximum contractual term of seven years. As mentioned previously, stock options help to tie our named executive officers' long-term financial interests to the long-term financial interests of our stockholders as they are worth nothing unless our stock price appreciates in value and maintains such appreciated value after the vesting date.

We do not engage in or permit “backdating” of stock options, and our Omnibus Incentive Plan prohibits this practice. We further do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our Compensation Committee to make awards during the first quarter of each year following the release of our audited financial results for the recently completed fiscal year. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Supplemental Executive Retirement Plan

During 2013, Mr. Weber, in accordance with the terms of his employment agreement, as amended, participated in the Supplemental Executive Retirement Plan, or the SERP, which is a nonqualified plan. The intent of the SERP was to provide additional retirement benefits to Mr. Weber, which were agreed to when Mr. Weber originally entered into an employment agreement with us in 2006. Additionally, as approved by the Compensation Committee on October 4, 2007, Mr. Weber was granted 5 additional years of credited service for prior work experience that is eligible to be added to his total years of service for the SERP benefit. Mr. Weber is fully vested in the SERP and was the only active employee in the SERP. Effective with Mr. Weber's Transition, Noncompetition and Release Agreement effective as of January 31, 2013, and as required by section 409A of the Internal Revenue Code of 1986, as amended, he will earn four quarterly payments of $75,178 beginning on April 1, 2013 followed by thirty six quarterly payments of $113,906 beginning as of April 1, 2019. The date of April 1, 2019 is reflective of Mr. Weber's age reaching 62 where the early retirement factor discount will no longer apply.

Employment Agreements
Our named executive officers' employment agreements specify minimum annual base salaries and target opportunities for annual incentive target opportunities as a percentage of annual base salary. In addition, to ensure that the named executive officers are protected against the loss of their positions in certain circumstances, their employment agreements include provisions for the payment of severance benefits following certain termination events. The Compensation Committee believes that it is in the best interests of our company and our stockholders to offer such protection to executive officers because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.
The employment agreements are discussed in more detail in the narrative that follows the "Grants of Plan-Based Awards" table and in the "Potential Payments Upon Termination or a Change in Control" section below.
Perquisites and Other Personal Benefits
We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) defined contribution plan, and receive employer matching contributions subject to IRS limitations. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We also offer a personal umbrella liability insurance policy for senior leaders in our organization and provide our senior leaders with an annual executive physical at the expense of the Company. In prior years, the Company reimbursed our named executive officers with security and credit monitoring services. However, in 2013, we ceased providing this benefit.

See the table under the caption entitled “Summary Compensation Table-All Other Compensation” for amounts earned in 2013.

Use of Marketplace Data in Compensation Decisions
Although marketplace compensation data does not drive our compensation decisions, we do consider it. We considered marketplace data provided by Strategic Compensation Group LLC in 2013 when establishing the compensation terms in the new employment agreements, including our named executive officers' salaries for 2013 and target incentive opportunity levels for 2013, 2014 and 2015. The data served as a point of reference for the Compensation Committee's determinations in connection with the new employment agreements, but the committee ultimately made compensation decisions based on a subjective assessment of the totality of the executive's experience, performance and value to Remy, and it did not target any particular percentile of the data.
The data consisted of a general executive compensation survey on industrial companies prepared by Towers Watson, a publicly traded compensation consulting and other human resources services firm, with a specific focus on companies with revenue between $900 million and $1.7 billion; and a custom Peer Group of 17 companies that were selected, with our input, by Strategic Compensation Group LLC, which ranged in revenue size from $800 million to $2.6 billion. The companies in our 2013 Peer Group were:

Actuant Corp. (1)	Modine Manufacturing
AAR Corp.	Sunpower Corp. (2)
Accuride Corp.	Superior Industries Intl.
Allison Transmission	Titan International (1)
Belden Inc.	Tower International
Curtiss-Wright Corp.	Transdigm Group Inc.
Enersys Inc.	Wabco Holdings Inc.
Federal Signal Corp.	Wabtec Corp.
Hexcel Corp.	Woodward Governor Co.
(1) Added to peer group in 2013
(2) Removed from peer group in 2013

Our 2013 Peer Group was selected in January 2013 based on a revenue range of ½ to 2 times the projected 2013 net sales for Remy (which at the time was estimated to be $1.1 billion in net sales), industry focus (generally based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations and because they compete with us for business and/or executive talent. When defining the peer group, we attempt to apply the standards used by ISS for identifying peer groups for public companies.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to companies with publicly traded stock for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers as of the end of the year, other than the Chief Financial Officer. This limitation, however, does not apply to qualifying “performance-based compensation” as defined in the Code. Although the Compensation Committee intends to consider section 162(m) when structuring and approving incentive awards as and when this provision applies to us, in certain situations, the Compensation Committee may approve compensation that does not meet section 162(m)’s requirements and is not fully deductible, and hereby reserves the right to do so in the future. The Compensation Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses.
Accounting Implications of Executive Compensation
For our cash awards, we follow the principles set forth in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 710, Compensation-General, pursuant to which we recognize a compensation expense ratably over the requisite service period, resulting in an accrued liability at the full eligibility date equal to the then present value of all of the future benefits expected to be paid.
We recognize compensation expense of all stock-based awards pursuant to the principles set forth in FASB ASC Topic 718, Compensation-Stock Compensation. Consequently, we record a compensation expense in our financial statements over the requisite service period for equity-based awards granted.
Director, Employee and Officer Hedging and Pledging Policy

As mentioned previously under the section "Corporate Governance", in March 2013, our Board adopted a hedging and pledging policy which prohibits our directors, executive officers (including our named executive officers) and employees from engaging in any hedging or pledging transactions with respect to our common stock. In addition to being a best practice in corporate governance, the hedging and pledging policy was implemented to more closely align the interests of our directors, executive officers and employees with the interests of our stockholders and to protect against inappropriate risk-taking. There have been no instances of hedging nor pledging prior to or subsequent to the effective date of this policy. Refer to the section "Corporate Governance- Director, Employee and Officer Hedging and Pledging Policy" for further details on the hedging and pledging policy.

Adoption of Bonus Clawback Policy

In February 2013, our Compensation Committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid, that related to the fiscal year, would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2013.

SUMMARY COMPENSATION TABLE
The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated:

Name and Principal Position	Year	Salary (1) ($)	Stock awards (2) ($)	Option awards (3) ($)	Non-equity incentive plan compensation (4) ($)	Change in pension value and non-qualified deferred compensation earnings (5) ($)	All other compensation (6) ($)	Total ($)
John J. Pittas, President and Chief Executive Officer (7)	2013	573,333	1,259,998	540,355	334,444	—	33,144	2,741,274
	2012	434,500	1,250,008	—	179,626	—	17,889	1,882,023
	2011	440,000	1,250,000	—	428,926	—	53,167	2,172,093
Fred S. Knechtel, Senior Vice President, Chief Financial Officer and Treasurer	2013	318,333	629,999	270,181	115,543	—	20,922	1,354,978
	2012	296,250	900,008	—	104,976	—	8,875	1,310,109
	2011	300,000	600,000	—	295,272	—	87,752	1,283,024
Mark R. McFeely, Senior Vice President and Chief Operations Officer (8)	2013	298,333	489,991	210,137	126,331	—	16,237	1,141,029
	2012	200,667	499,993	—	83,388	—	46,915	830,963

Shawn J. Pallagi, Senior Vice President and Chief Human Resources Officer (9)	2013	300,000	279,998	120,081	99,825	—	14,888	814,792

Edward J. Neiheisel, Senior Vice President, Business Development and Global Alliances (10)	2013	287,500	244,996	105,068	97,728	—	861,494	1,596,786

John H. Weber, Director and Former President and Chief Executive Officer (11)	2013	158,333	—	—	—	—	7,213,944	7,372,277
	2012	938,125	3,000,008	—	831,060	293,669	31,829	5,094,691
	2011	950,000	3,000,000	—	1,947,975	570,214	89,716	6,557,905

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into our qualified savings plan or other voluntary reductions.

(2)
Represents the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014. 50% of the award is time-based and shares vest in equal annual installments on the grant date anniversary over three years, subject to continued service. The other 50% is performance-based and shares vest annually over three years based upon continuous service and achievement of certain annual performance targets as discussed in the Grants of Plan Based Awards table below. These amounts include the maximum value granted for the performance awards.

(3)
Represents the aggregate grant date fair value of stock options in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014. The stock options vest in equal annual installments on the grant date anniversary over three years, subject to continuous service.

(4)	Represents amounts earned in 2013, 2012 and 2011 under the Annual Incentive Bonus Plan (paid in 2014, 2013 and 2012, respectively).

(5)
Represents the change in the actuarial present value of the accumulated pension benefit under the SERP during each fiscal year for Mr. Weber. In 2013, the change in the actuarial present value decreased by $429,359 due to an increase in the discount rate for the SERP benefit obligation from 3.85% at December 31, 2012 to 4.73% at December 31, 2013, and due to Mr. Weber receiving quarterly SERP payments totaling $225,534 in accordance with his Transition, Noncompetition and Release Agreement, effective January 31, 2013. In accordance with SEC rules, because the 2013 negative change in the actuarial present value of Mr. Weber's 2013 SERP benefit obligation exceeded the 2013 SERP quarterly payments that Mr. Weber received, no amount is listed in the table above. See the "Pension Benefits" table below.

(6)	Refer to the table below under "All other compensation."

(7)
Mr. Pittas' 2013 compensation includes his service as our Senior Vice President and Chief Commercial Officer (for the first two months of the fiscal year) and for his service as our President and Chief Executive Officer (for the remainder of the fiscal year).

(8)    Mr. McFeely's employment commenced on April 9, 2012.

(9)
Mr. Pallagi's employment commenced on November 1, 2011. However, he did not become a named executive officer until 2013. Thus, in accordance with SEC rules, his compensation information is presented for 2013 only.

(10)
Mr. Neiheisel's employment commenced on March 16, 2011. However, he did not become a named executive officer until 2013. Thus, in accordance with SEC rules, his compensation information is presented for 2013 only. In addition, Mr. Neiheisel's employment terminated effective December 31, 2013.

(11)
Mr. Weber's employment terminated on February 28, 2013. Thus his 2013 compensation reflects compensation paid for his service as President and Chief Executive Officer prior to his termination and benefits pursuant to his Transition, Noncompetition and Release Agreement, effective January 31, 2013. As mentioned previously, Mr. Weber also received compensation as a non-employee director in the same manner as our other non-employee directors, which is further described under the section "Director Compensation" below. In accordance with SEC rules, Mr. Weber's 2013 director compensation is also reflected in the above table and below as "All Other Compensation".

The table below shows the components of “All Other Compensation” for the named executive officers for fiscal 2013.

Compensation	John J. Pittas	Fred S. Knechtel	Mark R. McFeely	Shawn J. Pallagi	Edward J. Neiheisel	John H. Weber
Premiums for Personal Umbrella Liability Insurance	$900	$900	$900	$900	$900	$150
401(k) Qualified Savings Plan Employer Matching Contributions	10,200	7,332	10,200	10,200	10,200	10,200
Severance (1)	—	—	—	—	496,429	7,000,000
Dividend Payments (2)	22,044	12,690	3,514	2,108	2,341	52,905
Accelerated Vesting of Stock and Stock Options (3)	—	—	—	—	351,624	—
Director Compensation (4)	—	—	—	—	—	150,689
Annual Executive Physical	—	—	1,623	1,680	—	—
Total	$33,144	$20,922	$16,237	$14,888	$861,494	$7,213,944

(1)
Represents one-time lump sum cash payments pursuant to Mr. Weber's Transition, Noncompetition and Release Agreement effective January 31, 2013 and Mr. Neiheisel's Severance Agreement effective December 31, 2013 in connection with their respective terminations.

(2)	Represents dividends paid on shares of restricted stock in 2013.

(3)
Represents the accelerated vesting of restricted stock and stock options for Mr. Neiheisel in accordance with his termination effective December 31, 2013. Amount is determined based on the closing price of our common stock as reported on the NASDAQ Stock Market on the effective termination date ($23.32) multiplied by 12,217 accelerated shares of restricted stock plus the stock option intrinsic value or excess of the December 31, 2013 closing price over the stock option exercise price per share of $18.50 multiplied by 13,843 of accelerated stock options. Refer to the "Employment Agreements" section under the "Grants of Plan-Based Awards" table for further discussion of Mr. Neiheisel's termination benefits.

(4)
Represents non-employee director compensation paid to Mr. Weber during 2013 as follows: Fees earned or paid in cash: $50,667, Stock awards: $70,004 and Option awards: $30,018. For a complete discussion of the compensation paid to our non-employee directors, refer to the section "Director Compensation" below.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2013:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards (2) (#)	All other option awards: # of options (3)	Exercise or base price of option awards (3) ($/Sh)	Grant date fair value of stock and option awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Pittas		110,560	552,800	829,200						—
	2/21/2013				—	34,054	34,054	34,054	71,193	18.50	1,800,353
Fred S. Knechtel		38,196	190,981	286,472						—
	2/21/2013				—	17,027	17,027	17,027	35,597	18.50	900,180
Mark R. McFeely		41,762	208,811	313,217						—
	2/21/2013				—	13,243	13,243	13,243	27,686	18.50	700,128
Shawn J. Pallagi		33,000	165,000	247,500						—
	2/21/2013				—	7,567	7,567	7,568	15,821	18.50	400,079
Edward J. Neiheisel (5)		32,307	161,534	242,301						—
	2/21/2013				—	6,621	6,621	6,622	13,843	18.50	350,064
John H. Weber (6)	2/21/2013	—	—	—	—	—	—	3,784	3,955	18.50	100,022

(1)
Amounts shown in the table reflect the payment levels under the 2013 AIBP based on each named executive officer's target annual opportunity and our incentive plan operating income, cash flow and pipeline fulfillment results. The Target column is 100% of the named executive officer's target annual opportunity, the Threshold column represents the minimum payout of 20% of the Target column and the Maximum column is 150% of the Target column.

(2)
Except for Mr. Weber, the amounts shown in the table represent the number of restricted stock shares granted in 2013 under the Omnibus Incentive Plan to each named executive officer. 50% of the award are performance-based shares, which are reflected in the "Estimated Future Payouts under Equity Incentive Plan Awards" columns and the remaining 50% of the award are time-based shares, which are reflected in the "All Other Stock Awards" column. The time-based portion vests in equal annual installments on the grant date anniversary over three years based upon continuous service. The performance-based portion vests annually over three years based upon continuous service and actual achievement of operating income results in 2013, 2014 and 2015. The performance awards were granted at target, which is also the maximum amount that can be achieved. See footnote 5 for Mr. Neiheisel's restricted stock vesting schedules and see footnote 6 for Mr. Weber's restricted stock grant.

(3)
Represents the total number of stock options granted under the Omnibus Incentive Plan to each named executive officer and to Mr. Weber as a non-employee director. The exercise price of the stock options is based on the closing price of our common stock, as reported on the NASDAQ Stock Market, on the date of grant. Except for Messrs. Neiheisel and Weber, the stock options vest in equal annual installments on the grant date anniversary over three years, subject to continuous service. See footnote 5 for Mr. Neiheisel's stock option vesting schedule and see footnote 6 for Mr. Weber's stock option grant.

(4)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014. These amounts include the maximum value granted for the performance-based awards.

(5)
Mr. Neiheisel's employment terminated on December 31, 2013. In accordance with his employment and severance agreements, as discussed below, he was entitled to a 2013 annual cash incentive bonus at target and a 2013 annual cash incentive bonus based on our incentive plan operating income, cash flow and pipeline fulfillment results. In addition, all of Mr. Neiheisel's unvested equity awards immediately vested on his termination date with the exception of performance-based awards which will continue to vest in accordance with the respective award agreements, except that his continued service is no longer required.

(6)
Mr. Weber was not eligible to receive a 2013 annual cash incentive or long-term equity incentive awards as an employee, but he was eligible to receive equity incentive awards for services as a non-employee director in the same manner as our other non-employee directors. The time-based restricted stock and stock options in the table above vest in equal annual installments on the grant date anniversary over two years based upon continuous service. Refer to the section "Director Compensation" below.

Employment Agreements
We have entered into employment agreements with our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the "Potential Payments Upon Termination or a Change in Control" section below. The following descriptions are based on the terms of the agreements as of December 31, 2013.
John J. Pittas
We entered into an amended and restated employment agreement with Mr. Pittas effective as of August 1, 2010, and as amended January 10, 2012, January 31, 2013 and February 16, 2013, under which he currently serves as our President and Chief Executive Officer. Prior to his promotion to President and Chief Executive Officer on March 1, 2013, Mr. Pittas served as our Senior Vice President and Chief Commercial Officer and President of Remy, Inc., one of our subsidiaries. The employment agreement's term began on the effective date and continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Pittas' minimum annual salary is $600,000 per year, with an annual incentive target not less than 100% of his annual base salary. The agreement further provides that Mr. Pittas will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.
Fred S. Knechtel
We entered into an amended and restated employment agreement with Mr. Knechtel effective as of August 1, 2010, and as amended February 16, 2013, under which he serves as our Senior Vice President, Chief Financial Officer and Treasurer. The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Knechtel's minimum annual salary is $320,000 per year, with an annual cash incentive target of not less than 60% of his annual base salary. The agreement further provides that Mr. Knechtel will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.
Mark R. McFeely
We entered into an employment agreement with Mr. McFeely effective April 9, 2012 and as amended February 16, 2013, under which he serves as our Senior Vice President and Chief Operations Officer.  The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. McFeely's minimum annual salary is $300,000 per year, with an annual cash incentive target of not less than 70% of his annual base salary.  The agreement further provides that Mr. McFeely will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.
Shawn J. Pallagi
We entered into an employment agreement with Mr. Pallagi effective January 1, 2013 and as amended February 16, 2013, under which he serves as our Senior Vice President and Chief Human Resources Officer.  The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. Pallagi's minimum annual salary is $300,000 per year, with an annual cash incentive target of not less than 55% of his annual base salary.  The agreement further provides that Mr. Pallagi will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.

Edward J. Neiheisel
We entered into an employment agreement with Mr. Neiheisel effective March 16, 2011 and as amended February 16, 2013, under which he served as our Senior Vice President, Business Development and Global Alliances.  The employment agreement's term was originally scheduled through December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. Neiheisel minimum annual salary was $300,000 per year, with an annual cash incentive target of not less than 55% of his annual base salary.  The agreement further provided that Mr. Neiheisel would be eligible to participate in our stock incentive plans, and that he would be eligible to receive annual long-term incentives valued by the Board of Directors. On January 7, 2014, the Company announced it was eliminating the Senior Vice President, Business Development and Global Alliances position, and Mr. Neiheisel’s employment was terminated effective December 31, 2013.
In connection with Mr. Neiheisel's termination, the Company and Mr. Neiheisel entered into a Severance Agreement and General Release effective December 31, 2013, which provides termination benefits as listed in Mr. Neiheisel's employment agreement, as amended. Pursuant to the terms of the severance agreement and his employment agreement, Mr. Neiheisel was entitled to a one-time lump sum cash severance payment of $465,000, a lump sum cash payment of $31,249 which is equivalent to 24 months of medical benefits under the Japanese Health Care Plan and his 2013 annual cash incentive of $97,728. In addition, 12,217 shares of restricted stock and 13,843 stock options representing Mr. Neiheisel's unvested time-based equity awards outstanding prior to the effective termination date vested immediately on December 31, 2013. Mr. Neiheisel's 12,217 shares of restricted stock that are subject to performance-based vesting will continue to vest in accordance with the respective award agreement, except that Mr. Neiheisel's continuous service is no longer required. Mr. Neiheisel agreed not to compete with the Company or solicit any of its customers, suppliers or employees, for one year following termination, and both Mr. Neiheisel and the Company have agreed to standard non-disparagement terms with respect to one another.
John H. Weber
Mr. Weber's employment terminated on February 28, 2013. We entered into an amended and restated employment agreement with Mr. Weber effective as of August 1, 2010, under which he served as our President and Chief Executive Officer and a member of our Board of Directors. The employment agreement's term began on the effective date and continued until February 28, 2013. Mr. Weber's minimum annual salary was $950,000 per year, with an annual cash incentive target of not less than 150% of his annual base salary through December 31, 2012. The agreement provided that Mr. Weber would be eligible to participate in our SERP and our stock incentive plans.
We entered into a Transition, Noncompetition and Release Agreement with Mr. Weber, effective January 31, 2013. Pursuant to the terms of the Transition Agreement, upon termination, Mr. Weber was entitled to receive any earned but unpaid salary amounts and expense reimbursements, as well as any accrued and vested benefits under the Company's SERP Plan and 401(k) Retirement and Savings Plan. Mr. Weber was also entitled to receive any unpaid bonus amounts with respect to 2012, but was not entitled to any pro-rated or other annual cash incentive with respect to 2013, nor any additional executive officer-based equity or other incentive cash awards. Notwithstanding the foregoing, Mr. Weber will be entitled to receive payments and reimbursements from the Company for his service as a non-employee director, including director-based equity grants. In addition to the payments described above and in exchange for Mr. Weber's execution, delivery and nonrevocation of a release and waiver of claims agreement to the Transition Agreement, (i) Mr. Weber was entitled to a one-time lump sum cash payment of $7,000,000 and (ii) Mr. Weber's unvested restricted stock awards granted prior to his termination will continue to vest in accordance with the respective award agreements for so long as Mr. Weber remains a non-employee director of the Company. Also pursuant to the terms of the Transition Agreement, and in accordance with Mr. Weber's then-employment agreement with the Company, Mr. Weber agreed not to compete with the Company or solicit any of its customers, suppliers or employees, for one year following termination, and both Mr. Weber and the Company have agreed to standard non-disparagement terms with respect to one another.
Annual Cash Incentive Awards
In 2013, our Compensation Committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found above under the “Annual Incentive Bonus Plan” section.
Long-Term Equity Incentive Awards
In February 2013, our Compensation Committee approved grants of time- and performance-based restricted stock and stock options to our named executive officers. More information about these long-term equity incentive awards can be found above under the “Long-term Equity Incentives” section.

Salary and Bonus in Proportion to Total Compensation
The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers' salary to their total compensation for 2013.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows information regarding unvested restricted stock awards and stock option awards held by our named executive officers as of December 31, 2013:

		Option awards (1)				Stock Awards (2)
								Equity incentive plans:
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(3)	Number of unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested (3)($)
John J. Pittas	1/4/2011					18,939	441,657	18,939	441,657
	2/24/2012					23,810	555,249	23,810	555,249
	2/21/2013	—	71,193	18.50	2/21/2020	34,054	794,139	34,054	794,139
Fred S. Knechtel	1/4/2011					9,091	212,002	9,091	212,002
	2/24/2012					17,143	399,775	17,143	399,775
	2/21/2013	—	35,597	18.50	2/21/2020	17,027	397,070	17,027	397,070
Mark R. McFeely	4/9/2012					9,524	222,100	9,524	222,100
	2/21/2013	—	27,686	18.50	2/21/2020	13,243	308,827	13,243	308,827
Shawn J. Pallagi	2/24/2012					5,715	133,274	5,714	133,250
	2/21/2013	—	15,821	18.50	2/21/2020	7,568	176,486	7,567	176,462
Edward J. Neiheisel (4)	1/4/2011					—	—	834	19,449
	2/24/2012					—	—	4,762	111,050
	2/21/2013	13,843	—	18.50	3/31/2014	—	—	6,621	154,402
John H. Weber (5)	1/4/2011					45,455	1,060,011	45,454	1,059,987
	2/24/2012					57,143	1,332,575	57,143	1,332,575
	2/21/2013		3,955	18.50	2/21/2020	3,784	88,243	—	—

(1)
Stock option grants made in 2013 were granted under the Omnibus Incentive Plan as part of our 2013 long-term incentive compensation and vest in equal annual installments on the grant date anniversary over three years, subject to continuous service. Only non-qualified stock options have been granted.

(2)
Restricted stock grants vest in equal annual installments on the grant date anniversary over three years and in two equal portions; 50% upon the grant date anniversaries, subject to continuous service and 50% upon continuous service and actual achievement of specified performance targets, as previously discussed above in the "Grants of Plan Based Awards" table and as previously disclosed in last year's proxy statement.

(3)	The market value as of December 31, 2013 is calculated using $23.32 per share, which was the closing price of our common stock as reported on the NASDAQ Stock Market on that date.

(4)
In connection with Mr. Neiheisel's termination, effective December 31, 2013, 12,217 shares representing unvested time-based restricted stock were accelerated and vested immediately in accordance with his amended employment agreement and severance agreement. Mr. Neiheisel's performance-based equity awards as noted in the table above will continue to vest based on actual achievement of the specified performance targets, but his continuous service is no longer required. In addition, Mr. Neiheisel's unvested stock options vested immediately on December 31, 2013 and expire three months following his effective termination date.

(5)
Amounts outstanding for Mr. Weber represent grants he received as an employee (January 4, 2011 and February 24, 2012) and as a non-employee director (February 21, 2013). Refer to the section "Director Compensation" below for more information on our director equity awards.

OPTIONS EXERCISED AND STOCK VESTED
The following table describes the vesting of stock awards and the value realized on vesting, by each of our named executive officers, during the fiscal year ended December 31, 2013. There were no stock option exercises during 2013.

Name	Number of shares acquired on vesting (1) (#)	Value realized on vesting (2) ($)
John J. Pittas	59,845	1,072,054

Fred S. Knechtel	33,997	613,689

Mark R. McFeely	8,785	165,158

Shawn J. Pallagi	5,271	99,095

Edward J. Neiheisel (3)	18,276	396,477

John H. Weber	143,627	2,572,914

(1)
Represents the gross number of shares vested, although the Company nets a portion of these vested shares to cover the executive’s applicable withholding tax obligations due upon vesting. In addition, share amounts are net of performance-based shares forfeited due to not meeting the minimum or target performance thresholds under the respective restricted stock award agreement.

(2)
The value realized on vesting is based on the gross number of shares vested multiplied by $23.32, the closing price of our common stock as reported on the NASDAQ Stock Market on the respective vesting date.

(3)
For Mr. Neiheisel, amounts in the table above also included $284,900 in pre-tax value realized on the acceleration of 12,217 unvested time-based restricted stock due to his termination on December 31, 2013. The value realized on acceleration was based on the closing price of our common stock as reported on the NASDAQ Stock Market on Mr. Neiheisel's termination date. In addition, although vesting in Mr. Neiheisel's stock options was accelerated in connection with his termination, he did not exercise those stock options as of December 31, 2013. Therefore, excluded from the amount in the table above is the intrinsic value of $66,723 that would have been realized by Mr. Neiheisel had he exercised his vested stock options on December 31, 2013. The intrinsic value of the stock options was determined by multiplying 13,843 stock options that were accelerated by the excess of the closing price of our common stock on the NASDAQ Stock Market on December 31, 2013, the effective date of the vesting acceleration, over the stock option exercise price per share of $18.50.

PENSION BENEFITS
The following table sets forth information for the fiscal year ended December 31, 2013 concerning the Supplemental Executive Retirement Plan, or the SERP, that Mr. Weber, our former President and Chief Executive Officer, participated in. Mr. Weber was the only active employee that participated in the SERP during fiscal 2013.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
John H. Weber	Supplemental Executive Retirement Plan	10+	2,697,252	225,534
The actuarial present value of the accumulated pension benefits in the SERP was determined using a discount rate assumption for 2013 of 4.73% and assumed retirement at age 62.
Under the terms of the SERP, Mr. Weber is entitled to a supplemental retirement benefit equal to 50% of his final average compensation at retirement, death or his “voluntary termination,” which the plan defines as Mr. Weber's termination of employment before age 62 that is mutually acceptable to him and our Compensation Committee, with the amount payable each year for ten years. Mr. Weber is vested in his supplemental retirement benefit. He will forfeit the benefit if, after termination of employment, he engages in an activity that would constitute “cause” as if he were still employed or if he competes with us in the 36-month period following his termination of employment. Under the SERP, “cause” means conviction for a felony or conviction for a lesser crime or offense involving our property or an affiliated employer, engaging in conduct that has caused demonstrable and material injury to us or an affiliated employer, or uncured gross dereliction of duties or other gross misconduct, or the disclosure of our confidential information. In accordance with Mr. Weber's Transition, Noncompetition and Release Agreement, effective January 31, 2013, he was entitled to receive four quarterly payments of $75,178 beginning as of the Termination Date (subject to certain SERP Plan requirements), followed by 36 quarterly payments of $113,906 beginning as of April 1, 2019. As a result, we paid Mr. Weber three quarterly payments totaling $225,534 during 2013. However, due to the $429,359 decrease in the actuarial present value of Mr. Weber's SERP benefit from December 31, 2012 exceeding the quarterly payments, SEC rules require the quarterly payments to be reflected in the footnotes to the "Summary Compensation Table" above.
POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL
The following narrative explains the potential payments and benefits that we are obligated to pay upon a termination of a named executive officer's employment or upon a change in control. The table that follows reflects the estimated value of the benefits and payments that would be triggered in the various termination or change in control scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), and (ii) any benefits available generally to salaried employees of the Company. If a named executive officer is terminated for “cause,” or if the executive terminates employment without “good reason,” as defined below, our only obligation to the executive shall be payment of any accrued obligations. The table contains dollar amounts estimated for each termination or change in control scenario, assuming a termination date or change in control date of December 31, 2013, and considers our closing price on that date as reported on the NASDAQ Stock Market.
Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer's termination of employment can only be determined at the time of an executive’s separation from the Company. For Messrs. Weber and Neiheisel, actual termination payments made to them in connection with their respective terminations are reflected in the "Summary Compensation Table" above under "All Other Compensation".

Potential Payments Under the Employment Agreements

As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios. Under the employment agreement, in addition to any accrued benefits, our named executive officers are generally entitled to the following upon a termination of employment by us for a reason other than “cause,” “death” or “disability” or by the executive for “good reason” (each as defined below).

•	The executive will be paid a prorated portion of his annual incentive based upon the actual incentive that would have been earned by the executive for the year in which his termination date occurs.

•
The executive will be paid a lump sum payment of 100% (200% for Mr. Pittas) of the sum of the employee's (a) annual base salary and (b) target annual incentive for the year of termination. This benefit is to be paid no later than 60 days following the date of termination.

•
So long as the executive pays the full monthly COBRA premiums, he will be entitled to continued medical and dental coverage for him and his dependents until the earlier of (i) two years after his termination date and (ii) the date he is first eligible for medical and dental coverage with a subsequent employer. The executive will be paid a lump sum payment equal to 24 months of COBRA premiums (or in the case of Mr. Neiheisel, 24 months of coverage under the Japanese Health Care Plan) no later than 65 days following the date of termination based on the level of coverage in effect on the date of termination.

•
Effective February 2013, upon a termination of employment without "cause" or a resignation for "good reason" that is not following a "change in control," all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, such equity awards shall not be forfeited as a result of such termination and otherwise will vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of IRS Code Section 409A shall be paid or settled on the earliest date coinciding with or following the date of termination that does not result in a violation of or penalties under Section 409A.

Under the employment agreement, upon a termination of employment by us on account of “death” or “disability,” our named executive officers are generally entitled to receive a lump-sum payment of the annual incentive awarded for the year of termination, but not less than the target incentive set for that year, pro-rated for the portion of the year prior to the date of termination. The payment will be made no later than 2 1/2 months after the calendar year end.
The employment agreements define the following terms:

“Cause” generally means:

•	the employee engages in gross misconduct or gross negligence in the performance of the employee's material duties for the Company;

•	the employee embezzles assets of the Company;

•	the employee is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude;

•	the employee's breach of any of the restrictive covenants set forth in the employment agreement;

•	the employee willfully and materially fails to follow the lawful and reasonable instructions of the Chief Executive Officer (or in the case of Mr. Pittas, the Board of Directors); or

•	the employee becomes barred or prohibited by the SEC or other regulatory body from holding his/her position with the Company and the situation is not cured within 30 days after receipt of notice.
“Disability” is based upon the employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy in effect on the date of termination.
“Good Reason” generally means an occurrence of any of the following events:

•	a material adverse change in the employee's position or title, or managerial authority, duties or responsibilities or the conditions under which those duties or responsibilities are performed;

•	a material adverse change in the position to which the employee reports or a material diminution in the managerial authority, duties or responsibility of the person in that position;

•	a material diminution in the employee's annual base salary or annual incentive opportunity, except in connection with a corporate officer salary decrease; or

•	notice of non-renewal of the employee's agreement by the Company or a material breach by the Company of any of its obligations under the employment agreement.
Each named executive officer's employment agreement includes an indefinite confidentiality provision and a noncompetition and non-solicitation provision for a term of one year following the termination of the executive's employment for any reason other than termination by us without cause. The agreements also provide that we are entitled to damages and to obtain an injunction or decree of specific performance. The Compensation Committee can condition the right of the employee to receive an incentive award upon performance of these provisions. The failure by any party to insist on strict adherence to any term of the agreement will not be considered a waiver of that right or any other right under the agreement.
Each named executive officer's employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.
Potential Acceleration of Restricted Stock Awards and Stock Options
In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our restricted stock and stock option grants provide for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control or certain terminations of employment.
2013, 2012 and 2011 Equity Awards
Upon termination of employment due to the executive's death or disability, a pro-rata portion of the time-based restricted stock grant would vest based on the number of completed months from the date of the grant through the date that the executive's employment terminates, and the performance-vesting portion of the restricted stock grant would be forfeited. Unvested stock options at the time of termination would be forfeited, and any vested stock options would expire one year following the executive's termination date. Upon a "change in control", all time-vesting and performance-vesting shares under the 2013, 2012 and 2011 restricted stock grants and 2013 stock options would vest immediately.

The term "change in control" for purposes of our Omnibus Incentive Plan means the occurrence of the following:

•
an acquisition immediately after which any person possesses direct or indirect beneficial ownership of 51% or more of either our then outstanding shares of common stock, which we refer to as our outstanding company common stock, or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, which we refer to as our outstanding company voting securities; provided that the following acquisitions are excluded: (i) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us, (ii) any acquisition by us, (iii) any acquisition by FNF and its affiliates, which are each referred to as a related person, (iv) any acquisition by any of our employee benefit plans (or related trust) or (v) any acquisition pursuant to a transaction listed in the third bullet point, below as excluded from the definition of "corporate transaction";

•
during any period of two consecutive years, the individuals who, as of the beginning of the period, constitute the Board of Directors, which we refer to as the incumbent board, cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual who becomes a member of the Board of Directors after the beginning of the period and whose election or nomination for election was approved by a vote of at least two-thirds of those individual who are member of the Board of Directors and who were also members of the incumbent board will be considered as though the individual were a member of the incumbent board, unless the individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

•
consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all our assets, which we refer to as a corporate transaction, excluding a corporate transaction pursuant to which a related person or all or substantially all of the individuals and entities who have beneficial ownership, respectively, of the outstanding company common stock and outstanding company voting securities immediately prior to the corporate transaction will be beneficial ownership, directly or indirectly, of 50% or more of, respectively, the outstanding shares of common stock and the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the resulting corporation in substantially the same proportions as their ownership, immediately prior to the corporate transaction, of the outstanding company common stock and outstanding company voting securities, as the case may be;

•
no person, other than (1) us or related person, (2) an employee benefit plan (or related trust) sponsored or maintained by us or the resulting corporation, or (3) any entity controlled by us or the resulting corporation, will have beneficial ownership, directly or indirectly, of more than 50% of, respectively, the outstanding voting securities of the resulting corporation entitled to vote generally in the election of directors, except to the extent that the ownership existed prior to the corporate transaction; and

•	individuals who were members of the incumbent board will continue to constitute at least a majority of the members of the Board of Directors of the resulting corporation; or

•	the approval by our stockholders of our complete liquidation or dissolution.
Potential Payments Under the SERP
Refer to the "Pension Benefits" table above for actual payments to be made to Mr. Weber under the SERP Plan and pursuant to his Transition, Noncompetition and Release Agreement effective January 31, 2013.
Potential Payments
Except for Messrs. Neiheisel and Weber, the following table reflects the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified or upon a change in control without termination, assuming a termination date or change in control date of December 31, 2013. The acceleration of restricted stock is determined using $23.32 per share, which was the closing price per share of our common stock as reported on the NASDAQ Stock Market December 31, 2013. The acceleration of stock options is based on the intrinsic value or excess, if any, of the December 31, 2013 closing price per share over the option exercise price. For Messrs. Neiheisel and Weber, the following table reflects that actual value of the benefits and payments provided to such individuals in connection with their respective terminations of employment.

Name	Termination by us for a reason other than cause, death or disability or by the employee for good reason ($)	Termination by us for a reason other than cause, death or disability or by the employee for good reason in connection with a change in control ($)	Change in control without termination ($)	Termination due to death ($)	Termination due to disability ($)
John J. Pittas
Cash severance payment(1)	$2,400,000	$2,400,000	$—	$—	$—
2013 annual incentive(2)	334,444	334,444	—	334,444	334,444
Benefits and payments(3)	23,070	23,070	—	—	—
Acceleration of restricted stock and stock options(4)	2,134,196	3,925,242	3,925,242	938,793	938,793
Total	$4,891,710	$6,682,756	$3,925,242	$1,273,237	$1,273,237
Fred S. Knechtel
Cash severance payment(1)	$512,000	$512,000	$—	$—	$—
2013 annual incentive(2)	115,543	115,543	—	115,543	115,543
Benefits and payments(3)	30,394	30,394	—	—	—
Acceleration of restricted stock and stock options(4)	1,180,424	2,189,271	2,189,271	516,561	516,561
Total	$1,838,361	$2,847,208	$2,189,271	$632,104	$632,104
Mark R. McFeely
Cash severance payment(1)	$510,000	$510,000	$—	$—	$—
2013 annual incentive(2)	126,331	126,331	—	126,331	126,331
Benefits and payments(3)	35,272	35,272	—	—	—
Acceleration of restricted stock and stock options(4)	664,373	1,195,299	1,195,299	177,652	177,652
Total	$1,335,976	$1,866,902	$1,195,299	$303,983	$303,983
Shawn J. Pallagi
Cash severance payment(1)	$465,000	$465,000	$—	$—	$—
2013 annual incentive(2)	99,825	99,825	—	99,825	99,825
Benefits and payments(3)	3,342	3,342	—	—	—
Acceleration of restricted stock and stock options(4)	386,017	695,730	695,730	115,014	115,014
Total	$954,184	$1,263,897	$695,730	$214,839	$214,839
Edward J. Neiheisel (5)
Cash severance payment(1)	$465,000	$—	$—	$—	$—
2013 annual incentive(2)	97,728	—	—	—	—
Benefits and payments(3)	31,429	—	—	—	—
Acceleration of restricted stock and stock options(4)	351,624	—	—	—	—
Total	$945,781	$—	$—	$—	$—
John H. Weber (6)
Cash severance payment	$7,000,000	$—	$—	$—	$—

(1)	Represents 100% (200% for Mr. Pittas) of the sum of the named executive officers' (a) annual base salary and (b) target annual incentive for the year of termination.

(2)
Represents the named executive officer's actual 2013 cash incentive. Because the executive is assumed to have worked through December 31, 2013, the full actual incentive, as reflected in the "Summary Compensation Table", is shown. This payment is in lieu of the incentive payment the executive would have otherwise received.

(3)
Represents payments equal to 24 months of COBRA coverage for those named executive officers who would have been eligible for COBRA continuation coverage. For Mr. Neiheisel, amount represents a lump sum cash payment equal to 24 months of coverage under the Japanese Health Care Plan.

(4)
Represents the estimated value of time-based restricted stock and stock options that would have accelerated and vested upon termination (or in the case of Mr. Neiheisel, the value of his time-based restricted stock and stock options that did accelerate in connection with his termination). Performance-based shares do not accelerate, except upon a change in control. For Mr. Neiheisel, vesting in his stock options was accelerated in connection with his termination, but he did not exercise those stock options as of December 31, 2013. The amount in the table above includes the intrinsic value of $66,723 that would have been realized by Mr. Neiheisel had he exercised his vested stock options on December 31, 2013.

(5)
Termination benefit payments to Mr. Neiheisel are pursuant to his amended employment agreement in connection with his termination on December 31, 2013 and are reflected in the "Summary Compensation Table" above.

(6)
Termination payments to Mr. Weber were made pursuant to his Transition, Noncompetition and Release Agreement, effective January 31, 2013 and are reflected in the "Summary Compensation Table" above. In addition, Mr. Weber's restricted stock and stock options awards shall continue to vest in accordance with the respective agreements. For previously deferred amounts under the SERP, refer to the "Pension Benefits" table above.

Delay of Severance Payments Under Section 409A
Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder, which we collectively refer to as Section 409A, postpones the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive's separation from service. The agreements contain a provision for this delay in order to comply with the Code.
Discussion of Our Compensation Policies and Practices as They Relate to Risk Management
We believe that our compensation policies and practices for all employees, including our named executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. The process we undertook to reach this conclusion consisted of a review and discussion of the various elements of our compensation program for our named executive officers. In our review and discussion, we noted that these elements include a balance of fixed and variable compensation, that the variable compensation consists of both short-term and long-term incentive plans, and that the incentive plans provide for the vesting of certain benefits over several years. We further noted that our performance metrics to determine compensation levels under these plans for our named executive officers use measurable corporate and business division financial performance goals that are subject to internal review and approval, and that the incentive-based awards are subject to maximum payouts. We used this review of the named executive officers' compensation as a guide for our other employees because our other employees do not have incentive-based compensation that materially differs in form from that of our named executive officers.
DIRECTOR COMPENSATION
Directors who are also salaried employees receive no additional compensation for services as a director or as a member of a committee of our Board. Our former President and Chief Executive Officer, Mr. Weber, ceased being a salaried employee on February 28, 2013, however, he remained a non-employee member of our Board. In addition to his annual base salary paid through his termination date and benefits provided under his Transition, Noncompetition and Release Agreement, as described elsewhere in this Proxy Statement, Mr. Weber also received 2013 compensation for his service as a non-employee director similar to compensation provided to our other non-employee directors as described below. For the year ended December 31, 2013, such cash compensation consisted of:

•	an annual cash retainer of $80,000 for the Chairman of the Board and $50,000 for other non-employee directors;

•	meeting fees of $1,500 for each board and committee meeting attended or $1,000 for each meeting attended telephonically;

•	an annual retainer of $15,000 for acting as a Chair of the Audit Committee and an annual retainer of $10,000 for acting as a member of the Audit Committee; and

•	an annual retainer of $8,000 for acting as a Chair of any other committee and an annual retainer of $5,500 for acting as a member of any other Committee.
We also reimburse our directors for their travel and related out-of-pocket expenses in connection with attending board, committee and stockholders' meetings.
In addition, annual equity awards are an aspect of director compensation. During 2013, each director received a long-term incentive award of 3,784 shares of restricted stock and 3,955 stock options except for the Chairman of the Board, Mr. Foley, who received a long-term incentive award of 5,676 shares of restricted stock and 5,933 stock options. These equity awards were granted under the Omnibus Incentive Plan and vest in two equal installments on the first and second anniversaries of the date of grant based upon continuous service on our Board. In addition, the stock options have an exercise price of $18.50 and contractual term of seven years.
If a director resigns or service is terminated or discontinued due to a reason other than death and disability, unvested shares under the 2013 and 2012 restricted stock grants shall be forfeited, and the 2013 stock option grant will expire on the earlier of i) three months following the effective termination date or ii) on the date of the director's termination for "Cause". If the director's service terminates due to death or disability, a prorated portion of the 2013 and 2012 restricted stock grants will accelerate and vest based on the number of completed months of service before the director's termination date. The 2013 stock option grant will expire one year following the director's effective termination date. Any unvested shares of restricted stock and stock options would accelerate and vest upon a "change in control", as that term is defined above under the section "Potential payments upon termination".

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2013:
DIRECTOR COMPENSATION

Director	Fees earned or paid in cash ($)	Stock awards (1) ($)	Option awards (1) ($)	All other compensation (2) ($)	Total ($)
Douglas K. Ammerman	72,333	70,004	30,018	—	172,355
Brent B. Bickett	78,334	70,004	30,018	13,416	191,772
William P. Foley II (Chairman of the Board)	93,042	105,006	45,031	27,974	271,053
Lawrence F. Hagenbuch	72,709	70,004	30,018	4,211	176,942
George P. Scanlon	64,042	70,004	30,018	—	164,064
Alan L. Stinson	83,688	70,004	30,018	5,438	189,148
J. Norman Stout	96,500	70,004	30,018	4,211	200,733
John H. Weber (3)
(1) Represents the aggregate grant date fair value of restricted stock awards and stock option awards in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014. The aggregate number of restricted stock awards and stock option awards held by each of our non-employee directors, except Mr. Weber, at December 31, 2013 are described in the table below. Mr. Weber's aggregate number of restricted stock awards and stock option awards outstanding at December 31, 2013 are reflected in the "Outstanding Equity Awards at Fiscal Year-End" table above.

Director	Restricted Stock Awards	Stock Option Awards
Douglas K. Ammerman	3,784	3,955
Brent B. Bickett	6,641	3,955
William P. Foley II	14,248	5,933
Lawrence F. Hagenbuch	6,641	3,955
George P. Scanlon	3,784	3,955
Alan L. Stinson	6,641	3,955
J. Norman Stout	6,641	3,955

(2) Represents dividends paid on shares of restricted stock in 2013.
(3) In accordance with SEC rules, Mr. Weber's 2013 compensation for his service as a non-employee director is reflected as all other compensation in the "Summary Compensation Table" above along with his 2013 compensation as a named executive officer.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 27, 2014.

Compensation Committee

J. Norman Stout (Chairman)
Brent B. Bickett
Lawrence F. Hagenbuch

CERTAIN TRANSACTIONS AND RELATIONSHIPS
In addition to the director and executive compensation arrangements discussed above under “Compensation Discussion and Analysis and Executive and Director Compensation,” we describe below each other transaction, since January 1, 2013, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, holder or group of holders known to us to beneficially own more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest in the transaction.

We refer to these transactions as related party transactions.
Parent Company Stock Ownership
As mentioned previously, we are a controlled company under the NASDAQ listing rules, because more than 50% of the voting power for the election of our directors is held by FNFV, a wholly-owned subsidiary of FNF. On August 14, 2012, FNFV purchased additional shares of our common stock, thereby increasing its ownership position above 50%. As of December 31, 2013, FNFV held a 51% ownership interest in our company, comprised of 16,342,508 shares of our common stock. As previously described, certain executive and non-executive officers and directors that are or have been affiliated with FNF and its related subsidiaries are also members of our Board of Directors. In addition, Mr. Gravelle, our Senior Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF.
Amended and Restated Term B Loan Credit Agreement
FNF was one of the lenders under our Term B Loan that we obtained in December 2010. FNF provided $30.0 million of the total $300.0 million principal amount of the loan and held $28.7 million of the principal amount as of December 31, 2012. On March 5, 2013, we entered into a $300.0 Amended and Restated Term B Loan Credit Agreement to refinance our existing Term B Loan. FNF and related subsidiaries participated in our Amended and Restated Term B Loan and held $29.7 million of the principal amount as of December 31, 2013. As of December 31, 2013, the interest rate on the Amended and Restated Term B Loan, prior to the effect of interest rate swaps, was 4.25%.
Registration Rights Agreement
We are party to a registration rights agreement with FNF and several other holders and their permitted transferees (whom we refer to as the covered holders) of our common stock. We entered into this agreement in connection with our emergence from bankruptcy in 2007. The agreement covers all registrable shares (as defined in the agreement) of common stock held by the covered holders.
Demand registration
Any covered holder of both:

•	at least 10% of the total number of registrable shares held by all covered holders; and

•	at least 5% of the total number of our registrable shares of common stock as of the date of our emergence from bankruptcy may request that we register for sale under the Securities Act all or any portion of the registrable shares of our common stock that the covered holder owns. All other covered holders may then join in the registration request. The covered holders are entitled to a total of five demand registrations, other than registrations on Form S-3, which are unlimited. We are not required to effect any demand registration within 30 days before the filing, or during the 180 days following the effectiveness, of any other registration statement (other than on Form S-4 or Form S-8), except that this 180 day period is instead 60 days if the previous registration statement was filed in response to a demand for registration on Form S-3. We may delay complying with a request for registration if our Board of Directors determines in good faith that the filing would be seriously detrimental to us because it would adversely affect any acquisition, disposition or other material transaction or financing activity involving us, require premature disclosure of material information that we have a bona fide reason to keep confidential or render us unable to comply with the federal securities. However, the delay cannot be in excess of 60 days, and we may exercise this right to delay only once in any 12-month period.

Piggyback rights
The covered holders also hold “piggyback” registration rights that allow them to include the registrable shares of our stock that they own in any public offering of equity securities that we initiate (other than pursuant to any registration statement for the sale of securities to company employees or for the issuance of shares in certain acquisitions). These “piggyback” registration rights are subject to reduction in the event that not all of the shares that we and the covered holders propose to sell can be sold in the proposed offering.
Indemnification and Expenses
We have agreed to indemnify each covered holder against any losses or damages resulting from any actual or alleged untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares or any actual or alleged violation of law in connection with the foregoing, unless the liability arose from the covered holder’s misstatement or omission made in writing to us expressly for use in the registration statement, for which the covered holder has agreed to indemnify us with respect to itself. We will pay all expenses incidental to our performance under the registration rights agreement, and each covered holder will pay its portion of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the registration rights agreement.
Related Party Transactions Involving Mr. Weber
As mentioned elsewhere in this Annual Proxy Statement, Mr. Weber has served as a director on our Board since January 2006 and as our President and Chief Executive Officer from January 2006 to February 2013. The compensation and benefits we paid to Mr. Weber for his service as our President and Chief Executive Officer and as a non-employee director are reflected in the Summary Compensation Table under the section "Compensation Discussion and Analysis and Executive and Director Compensation".
Aircraft Lease
We entered into an aircraft lease agreement with Pinnacle Recapture Leasing, LLC, or PRL, on December 1, 2009 and amended that agreement on December 10, 2010 and April 14, 2011. Mr. Weber owns PRL and pursuant to the amended agreement, during 2013 we leased the aircraft for business use. The monthly lease payment was $15,000, plus an hourly rate of $890 per flight hour for all flight hours in excess of 14 hours per month. We also pay all other aircraft operating expenses, including fuel and taxes, for Remy business use. We may terminate this lease at our election by paying a termination fee equal to the monthly lease payment multiplied by the lesser of the number 24 or the number of months remaining in the term of the lease. For 2013, no flights were incurred and we paid PRL $64,200, consisting of rent and applicable taxes. We terminated this lease in April 2013 and paid PRL one of two $180,000 termination payments plus applicable taxes in April 2013. The final $180,000 termination payment plus applicable taxes was paid in January 2014.
VIA Motors
In November 2013, Mr. Weber was appointed as the Chief Executive Officer of VIA Motors ("VIA"), a privately held electric vehicle development and manufacturing company and one of our existing customers since 2011. Net sales to VIA during 2013 were $198,000 ($151,000 prior to Mr. Weber becoming Chief Executive Officer and $47,000 after Mr. Weber's appointment) under a joint supply agreement entered into in June 2012. Under the joint agreement, we supply powertrains for the VIA Extended-Range Electric Vehicle.

Review, Approval or Ratification of Transactions with Related Persons
Our Audit Committee charter requires our Audit Committee to review and approve or ratify all related party transactions. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1934, as amended. Under the Audit Committee's charter, before entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the Chief Financial Officer or his designee, is expected to submit the related party transaction to the Audit Committee for approval, unless the transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions. The Audit Committee's charter requires the committee to make these decisions based on its consideration of all relevant factors, including, but not limited to:

•	the related person's relationship to us and interest in the transaction;

•	the material facts relating to the transaction, including the amount and terms thereof;

•	the benefits to us of the transaction;

•
if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If the Chief Financial Officer becomes aware of any related party transaction that is currently ongoing and that has not previously been submitted for such review, he or his designee must submit or cause to be submitted the transaction to the Audit Committee for consideration. In such event, the transaction will be considered as described above. If a transaction is reviewed and not approved or ratified, then the Audit Committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our Audit Committee charter described above are in addition to, and do not supersede, any other applicable company policies or procedures, including our code of ethics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2013, and written representations that no other reports were required, we believe that each person who, at any time during 2013 was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements on a timely basis during 2013, except one filing on Form 3 for Douglas K. Ammerman that was inadvertently filed more than 10 days after Mr. Ammerman was elected to our Board of Directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 14, 2014, at which time there were 31,995,332 shares outstanding. Ownership information is included for (i) each of our directors and our current named executive officers listed in the Summary Compensation Table under the section entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” (ii) all directors and executive officers as a group, and (iii) each person or entity known by us to beneficially own more than 5% of our common stock. Except as specified below, the business address of the persons listed is our Global Headquarters: c/o Remy International, Inc. 600 Corporation Drive, Pendleton, IN 46064.

Name and address of beneficial owner	Number of shares owned (1)	Number of stock options (2)	Total	Percent of class

Named Executive Officers and Directors:
Douglas K. Ammerman	6,969	1,977	8,946	*
Brent B. Bickett	32,683	1,977	34,660	*
William P. Foley, II	271,687	2,966	274,653	*
Lawrence F. Hagenbuch	53,138	1,977	55,115	*
Fred S. Knechtel	137,298	11,865	149,163	*
Mark R. McFeely	63,909	9,228	73,137	*
Shawn J. Pallagi	33,499	5,273	38,772	*
John J. Pittas	315,700	23,731	339,431	1.1%
George P. Scanlon	6,969	1,977	8,946	*
Alan L. Stinson	79,024	1,977	81,001	*
J. Norman Stout	53,138	1,977	55,115	*
John H. Weber	295,824	1,977	297,801	*
All directors and current executive officers as a group (14 individuals)	1,371,040	69,538	1,440,578	4.5%

Other 5% Beneficial Owners:			Number of shares beneficially owned	Percent of class
Fidelity National Financial Ventures, Inc. (3) c/o Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204			16,342,508	51.1%
H Partners Management, LLC (4) 888 Seventh Avenue, 29th Floor New York, New York 10019			2,955,770	9.2%
* Less than 1%
(1) Includes common stock shares held directly and shares of restricted stock.
(2) Represents shares underlying stock options that are exercisable as of April 14, 2014 or become exercisable within 60 days after April 14, 2014.
(3) Based solely on FNFV's predecessor's (Fidelity National Special Opportunities, Inc.) Schedule 13G last filed with the SEC on February 14, 2013.
(4) Based solely on H Partners Management, LLC's Schedule 13G last filed with the SEC on February 14, 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2013 about our common stock which may be issued under our equity compensation plan, the Omnibus Incentive Plan. For a description of our Omnibus Incentive Plan, see the "Long-term Equity Incentives" section under “Compensation Discussion and Analysis and Executive and Director Compensation- Elements of Executive Compensation of Our Named Executive Officers in 2013.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Price of Outstanding Options, Warrants and Rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	250,495	$18.48	3,466,039
Total	250,495	$18.48	3,466,039

(1)
Amount represents shares under the Remy Omnibus Incentive Plan, as amended, that may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units, stock options or other stock-based awards. As of December 31, 2013, there were 747,813 shares outstanding representing unvested restricted stock shares/units.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2014 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our amended and restated bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. In general, to be timely under these procedures, notice of such nomination or business related to our 2015 Annual Meeting of Stockholders must comply with the requirements in our amended and restated bylaws and must be received by us (a) no earlier than February 12, 2015 and no later than March 14, 2015 if our 2015 Annual Meeting of Stockholders is held on a day that is between May 13, 2015 and August 11, 2015; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2015, except in circumstances where we receive reasonable notice of the proposed matter before we send our proxy materials for the 2015 Annual Meeting of Stockholders, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS
We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

AVAILABLE INFORMATION
Our 2013 Annual Report on Form 10-K, which was made available to stockholders preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained from our website at www.remyinc.com, the SEC's website at www.sec.gov, or free of charge, upon written request by any stockholder to Remy International, Inc., 600 Corporation Drive, Pendleton, Indiana 46064, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

John J. Pittas
Dated:	April 30, 2014	President and Chief Executive Officer

REMY INTERNATIONAL, INC.
600 CORPORATION DRIVE
PENDLETON, IN 46064

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73860-P52136 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

REMY INTERNATIONAL, INC.

The Board of Directors recommends that you vote:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brent B. Bickett
02) Alan L. Stinson
03) Douglas K. Ammerman

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M73861-P52136

REMY INTERNATIONAL, INC.
Annual Meeting of Stockholders
June 12, 2014 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Remy International, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 30, 2014, and hereby appoints John J. Pittas, Michael L. Gravelle and Fred S. Knechtel, (each with power to act without the other and with power of substitution) as proxies, to represent the undersigned at the 2014 Annual Meeting of common stockholders of Remy International, Inc. to be held at 10:00 a.m. Eastern Time on June 12, 2014 at 600 Corporation Drive, Pendleton, Indiana 46064 and at any postponement or adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE THREE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR THE SAY-ON-PAY PROPOSAL, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014, AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side